Exhibit 99.2

Unless otherwise indicated or the context otherwise requires:

•	“JohnsonDiversey,” “our company,” “we,” “our” and “us” refer to JohnsonDiversey, Inc. and its consolidated subsidiaries.

•	“Holdings” refers to JohnsonDiversey Holdings, Inc., our parent company.

•	“CMH” refers to Commercial Markets Holdco, Inc.

•	“SCJ” refers to S.C. Johnson & Son, Inc.

•	“SNW” refers to SNW Co., Inc., a wholly-owned subsidiary of SCJ.

•	“CD&R” refers to Clayton, Dubilier & Rice, Inc., or any successor to its investment management business.

•	“CD&R Investor” refers to CDR Jaguar Investor Company, LLC, a Delaware limited liability company organized by Clayton, Dubilier & Rice Fund VIII, L.P., a private investment fund managed by CD&R.

•

“CD&R Investor Parties” refers to CD&R Investor and CDR F&F Jaguar Investor, LLC, a Delaware limited liability company organized by CD&R Friends & Family Fund VIII, L.P., a private investment fund managed by CD&R.

•	“Unilever” refers to Unilever PLC, Unilever N.V. and their subsidiaries.

•	“Marga” refers to Marga B.V., a wholly-owned subsidiary of Unilever.

•	“Conopco” refers to Conopco, Inc., a wholly-owned subsidiary of Unilever.

•	The “Transactions” refers to the transactions described in the section “The Transactions.”

•	“GAAP” refers to generally accepted accounting principles in the United States.

SUMMARY

JohnsonDiversey, Inc.

We are a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food safety and service, food and beverage plant operations, floor care, housekeeping and room care, laundry and hand care. In addition, we offer a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management. We serve institutional and industrial end-users such as food service providers, lodging establishments, food and beverage processing plants, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities in more than 175 countries worldwide.

We believe that our company is differentiated by our dosing, dispensing and concentrating formulas, as well as a global footprint that reaches a diverse customer base. Working in a highly fragmented industry, we have a balance of direct selling capabilities as well as a global and regional distribution network that we believe reaches thousands of end-use customers. We have invested in research that helps us understand our customers, which we believe positions us as an innovator and strong collaborative partner while also deepening our customer relationships and driving growth.

The global sustainability movement is expected to be a long-term driver of growth in our industry, as customers seek products and expertise that reduce their environmental profile while also providing clean, hygienic facilities that reduce the risk of human and food-borne infection. Consistent with this movement, our purpose, which reflects our long-held values, is to protect lives, preserve the Earth and transform our industry.

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related services is approximately $40 billion, of which we had an approximate 8% share based on 2008 net sales. We have geographically diversified sales and we believe that we hold the #1 or #2 market position in each of the three key geographic regions that we serve. For the twelve months ended October 2, 2009, we had net sales of $3.1 billion and Credit Agreement EBITDA of $368 million. See footnote (2) under “Summary Historical and Pro Forma Condensed Consolidated Financial Data” for a definition of Credit Agreement EBITDA, as we expect it to be defined in the credit agreement for our new senior secured credit facilities, as well as a reconciliation of Credit Agreement EBITDA to a comparable GAAP measure.

Our business was formed as a result of the 2002 acquisition by S.C. Johnson Commercial Markets, Inc., formerly SCJ’s commercial markets division, of DiverseyLever, formerly Unilever’s industrial cleaning and sanitation business. We are headquartered in Sturtevant, Wisconsin and had approximately 10,500 employees as of October 2, 2009. In connection with the Transactions, we intend to change our name to “Diversey, Inc.”

The following table summarizes our operations in the three key geographic regions that we serve. Approximately 83% of our net sales for the nine months ended October 2, 2009 were generated outside the United States.

	Europe	The Americas	Asia Pacific
Description	Consists of 30 operating units across all of Eastern and Western Europe, the Middle East and Africa	Consists of 17 operating units in the United States, Canada, Central and South America and the Caribbean	Consists of 13 operating units, including Japan, China, Australia, New Zealand, India and the countries comprising the ASEAN region
LTM 10/02/09 Net Sales (Dollars in millions)	$1,663	$900	$542
Percentage of LTM 10/02/09 Consolidated Net Sales	53.6%	29.0%	17.4%

Our Industry and Competition

Management estimates that the global market for institutional and industrial cleaning, sanitation and hygiene products and related services had industry-wide sales of approximately $40 billion in 2008. The market is highly diversified across geographic regions, products and services, end markets and customers. We believe the industry has demonstrated stable growth trends over time due to its broad end-market diversification, the consumable and recurring nature of its products and services and base demand driven by governmental and regulatory requirements and consumer expectations for cleanliness. More recently, market growth has been driven by a number of factors, including increasing food safety regulation and heightened public awareness of health, hygiene and infection risk. Highly publicized food contamination incidents and global health threats, such as the H1N1 virus, serve to accelerate this awareness, which we expect to continue to drive demand in both developing and developed markets.

Our business has two primary types of competitors: a single global competitor and numerous smaller competitors with generally more limited geographic, end-market or product scope. Our primary global competitor is Ecolab, Inc. We believe that the numerous smaller competitors in our industry account for more than 75% of the global market.

Key Products and Services

We offer a wide range of products and services designed primarily for use in five application categories: food service, food and beverage processing, floor care, restroom/other housekeeping and laundry. Many of our products are consumable and require periodic replacement, which generates recurring revenue and helps provide stability in our business.

Application Categories	Food Service	Food and Beverage Processing	Floor Care	Restroom/Other Housekeeping	Laundry
Selected Products	Soil/microbiological contamination removal; chemicals for washing dishes, utensils and kitchen equipment; pre-rinse units; food handling and storage products; safe floor systems and tools; hard-surface sanitizing and disinfection	Detergents, cleaners, sanitizers and lubricants; cleaning-in-place systems for plant equipment; open-plant cleaning; track treatment; water management auditing and treatment	Finishes, burnishable waxes, cleaners, degreasers, polishes, sealers and strippers for all types of flooring surfaces; a wide range of floor care equipment	Products and dispensing systems for hard surface cleaning, disinfecting and sanitizing, hand care and air deodorizing and freshening; bowl and hard surface cleaners; hand soaps; sanitizers; air care products; general purpose cleaners	Detergents, stain removers, fabric conditioners and softeners in liquid, powder and concentrated forms to clean items such as bed linens, clothing and table linen

Our enduring commitment to sustainable business practices motivates us to find ways to help our customers make their own businesses more sustainable and profitable. Our extensive suite of products, services and solutions improves our customers’ operational efficiency as well as their cleaning, sanitizing and hygiene results, which we believe assists them in protecting their brands. We also help our customers achieve the increasingly prevalent goals of reducing waste and energy and water consumption, and are able to provide documented analysis of the cost and resource savings they can achieve by implementing our solutions.

Competitive Strengths

We believe our competitive position is enhanced by a combination of our breadth of distribution and marketing capabilities, customized products, services and solutions and customer-focused innovation, which are implemented on a global basis across all of our markets. We believe our key strengths include:

Leading Global Market Positions with Differentiated Capabilities—We believe that we are one of the two largest global providers of institutional and industrial cleaning, sanitation and hygiene products and related services and hold either the #1 or #2 market position in each of the three key geographic regions that we serve. We believe our scale and strong market positioning around the world differentiate us from smaller local and regional competitors, enabling us not only to provide end-to-end solutions for the diverse needs of our customers but also to consistently deliver our value-added products, services and solutions to national and international customers with multiple points of contact. Because of our scale and breadth of differentiated capabilities, we are able to invest in research and development aimed at creating next-generation products and services designed to meet the specific needs of our customers. We focus on designing solutions that deliver meaningful labor, energy and water savings, thereby reducing customers’ operating costs while also supporting sustainability and minimizing environmental impact.

Highly Diversified Geographic Presence and End-Market Exposure—We believe that our globally diversified geographic presence and our broad exposure to a variety of end markets mitigate the potential volatility of cyclical downturns in specific industries or regions. We have invested in expanding our global presence and currently have local sales and marketing operations that provide us with the capability of selling into more than 175 countries. We believe our global breadth positions us to take advantage of growth opportunities in markets around the world. In addition, we target key customer groups in attractive and diverse sectors of the economy that we believe exhibit long-term growth potential while also providing us with a hedge against the adverse effects of economic cycles.

Multiple Channels to Market—We employ a balanced marketing strategy with a strong, global direct sales force as well as a broad network of distributors in key locations, whereas the majority of our competitors sell solely through third-party distributors. We believe that this strategy provides us with access to an extensive range of customers and end markets in a cost-effective manner. Our in-house sales force directly manages relationships with our large global and regional customers while our third-party distributor partners enable us to reach end-users that would not be profitable for us to serve directly. We have invested in multi-lingual training for our direct sales force in sales effectiveness as well as the management of our distributor network and are in the process of introducing these capabilities across our company.

Broad Portfolio of Product and Service Offerings—We provide our customers with an extensive range of cleaning, sanitizing and hygiene products and services, many of which are consumable and must therefore be periodically replaced. Further, while they generally represent a small percentage of our customers’ cost structure, our products and services are often viewed as critical to our customers’ operations and brand protection, particularly in an environment of increasing scrutiny of, and concern over, food safety, hygiene and infection control.

Established Long-Term Relationships Across an Attractive Customer Base—Our customers include many of the largest and most well-known companies in their industries, including leading global building service contractors, hotel operators, food and beverage processors, retail and consumer products companies, educational institutions and healthcare facilities. We serve commercial customers in the building, retail, health care and food and beverage sectors, as well as large, public-sector customers such as the National Health Service in the United Kingdom and the State of New York. Among our private-sector customers are The Coca-Cola Company, PepsiCo, pharmaceutical retailer Walgreens and global facilities services provider ISS.

While we service many of the largest companies in their respective sectors, our customer base is highly fragmented, with no single customer representing more than 3.5% of our 2008 net sales. In addition, we have been able to maintain long-term relationships with many of our top customers, promoting a stable and recurring revenue stream. Our consultative sales and service model often involves either installation of our technologies at customers’ facilities or investments in training our customers’ employees to effectively use our products and operate our cleaning systems. We believe that these investments make us a valuable partner to our customers, providing meaningful incentives for long-term relationships and continued use of our products, services and solutions.

Experienced Management Team with Strong Sponsorship—We are led by a senior management team with significant manufacturing and marketing experience. Our management team is supported by our principal stockholders, including descendants of Samuel Curtis Johnson. Members of the Johnson family have supported their businesses for more than 100 years and have been involved for more than 30 years in the institutional and industrial cleaning, sanitation and hygiene industry. In addition, as part of the Transactions (as described herein), CD&R Investor will acquire a significant ownership stake in our business. Throughout its more than 30-year history, CD&R has delivered returns to its investors by driving operational improvements in its portfolio companies, many of which have shared similar characteristics to JohnsonDiversey.

Strategy

Our objective is to become the global provider of choice for institutional and industrial cleaning, sanitation and hygiene products and related services to customers in our target markets. The principal tenets of our strategy are outlined below.

Capitalize on Favorable Industry Dynamics to Drive Growth—Governmental regulations for food safety and customer focus on hygiene and cleanliness have increased significantly across the world. Climate change, water scarcity and environmental concerns have combined to create further demand for products, services and solutions designed to minimize waste and support broader sustainability. In addition, many of our customers require tailored cleaning solutions that can assist in reducing labor, energy and water use, and the costs related to cleaning, sanitation and hygiene activities. We believe that our value-added customer service approach and proven commitment to providing cost-saving and sustainable solutions position us well to address these and other critical drivers of demand and grow our revenue.

We help our customers realize efficiencies in the operation of their facilities by developing customized solutions that leverage our portfolio of products and services. Some examples include:

•	Reducing the cost, labor and environmental impact of one of the most costly and time-consuming cleaning jobs—scrubbing floors—through our floor care machines.

•

Reducing the spread of infection through our registered disinfection portfolio based on accelerated hydrogen peroxide, or AHP. These cleaner-disinfectants deliver fast, effective cleaning and disinfection solutions. Our AHP products also have a favorable environmental profile, since the active ingredient, hydrogen peroxide, biodegrades into oxygen and water. Our AHP products are targeted for use in restaurants, hospitals, nursing homes, schools, child care facilities, cruise ships and other locations where virus outbreaks are most common.

•

Providing significant cost and environmental savings to soft drink bottlers by replacing a conventional five-step clean-in-place process using hot water with a three-step clean-in-place process using water at its ambient temperature.

Leverage Our Global Scale to Serve National and Multinational Customers—As a global provider offering a full range of products, services and solutions, we believe we can leverage our scale and expertise to meet our customers’ growing needs as their businesses increase in complexity or as they pursue international expansion. We believe that a significant percentage of the total customer base in our industry is served by smaller local and regional players, many of which we believe lack the breadth of capabilities and scale to compete long-term in an industry driven by increasing regulatory and hygiene standards.

Continue to Achieve Operating Efficiencies to Improve Profitability—We have made several critical changes to our business in connection with the broad, multi-year restructuring program we initiated in 2005. These changes included divesting non-core businesses, simplifying our organizational structure and consolidating our supply chain footprint. Our focus on operating efficiencies has included investments in systems designed to enhance our ability to capture global customer and product data and more effectively manage profitability across our products and markets. We intend to expand the utilization, and enhance the capabilities, of these investments in technology to continue to drive growth and improve profitability across our business.

Maintain Our Leadership Through Research and Development and Product Innovation—We intend to build on our portfolio of customized and value-added products, services and solutions to meet current and future demands of end-users. As part of our broader restructuring efforts, we centralized our research and development functions and believe this reorganization has enhanced our responsiveness to customer needs and time-to-market in product development. We believe we deliver innovative products and solutions. Products we have developed, such as Revoflow™, OptiFill™, Trailblazer™ and ProSpeed™, address our customers’ requirements for more cost efficient and environmentally sensitive cleaning solutions and are important to our ability to maintain loyalty in our existing customer base as well as attract new customers. These innovations and their commercialization are the outgrowth of the insights we developed through in-depth attitudinal, behavioral and ethnographic customer research, applying a new level of market analysis and capabilities to our business.

SUMMARY HISTORICAL AND PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL DATA

The summary audited historical consolidated financial data below as of and for the fiscal years ended December 29, 2006, December 28, 2007 and December 31, 2008 are derived from our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008. The summary unaudited historical consolidated financial data as of and for the nine months ended September 26, 2008 and October 2, 2009 are derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2009. In the opinion of management, our unaudited interim consolidated financial statements as of and for the nine months ended September 26, 2008 and October 2, 2009 include all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for the periods covered by such financial statements. The unaudited pro forma financial data below as of and for the twelve months ended October 2, 2009 reflect adjustments to our historical financial data to give effect to the Transactions. You should read the following summary historical and unaudited pro forma condensed consolidated financial data together with the financial statements and related notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report for the quarterly period ended October 2, 2009 and the information included herein under “Unaudited Pro Forma Condensed Consolidated Financial Data.”

	Historical					Pro Forma
	Fiscal Year Ended (audited)			Nine Months Ended (unaudited)		Twelve Months Ended (unaudited)
	As of and for December 29, 2006	As of and for December 28, 2007	As of and for December 31, 2008	As of and for September 26, 2008	As of and for October 2, 2009	As of and for October 2, 2009
	(dollars in thousands)
Selected Income Statement Data:
Net sales (1)	$2,839,268	$3,041,740	$3,315,877	$2,523,411	$2,312,603	$3,105,069
Cost of sales	1,666,817	1,764,224	1,990,082	1,496,279	1,364,905	1,858,708
Gross profit	1,172,451	1,277,516	1,325,795	1,027,132	947,698	1,246,361
Selling, general and administrative expenses	1,123,880	1,117,702	1,067,732	818,071	732,767	982,428
Research and development expenses	58,112	65,539	67,077	50,885	46,591	62,783
Restructuring expenses	114,787	27,165	57,291	13,484	8,162	51,969
Operating profit (loss)	(124,328)	67,110	133,695	144,692	160,178	149,181
Interest expense, net	107,583	96,559	97,720	73,352	66,298	127,879
Other (income) expense, net	5,232	(787)	5,671	678	(4,316)	677
Income tax provision (benefit)	(92,994)	65,846	57,531	61,141	54,822	54,597
Income (loss) from continuing operations	(144,174)	(94,508)	(27,227)	9,521	43,374	(33,972)
Income (loss) from discontinued operations, net of tax	262,456	7,877	15,465	15,548	(857)	(4,204)
Net income (loss)	118,307	(86,631)	(11,762)	25,069	42,517	(38,176)
Net income (loss) attributable to noncontrolling interests	25	—	—	—	—	—
Net income (loss) attributable to JohnsonDiversey, Inc.	118,282	(86,631)	(11,762)	25,069	42,517	(38,176)

Selected Balance Sheet Data:
Cash and cash equivalents	$208,313	$97,071	$107,818	$181,518	$128,645	$128,645
Total assets	3,302,772	3,436,529	3,197,192	3,464,175	3,332,897	3,404,450
Total debt, including current portion	1,095,545	1,101,530	1,081,826	1,120,871	1,099,344	1,429,432
Stockholders’ equity	944,671	958,267	714,496	938,429	814,600	617,505

Selected Other Financial Data:
EBITDA (2)	$465,192	$235,551	$278,001	$267,670	$245,344	$255,622
Credit Agreement EBITDA (2)	315,080	373,557	364,157	293,525	297,336	367,803
Capital expenditures (3)	93,381	111,159	121,211	86,569	58,988	93,630
Depreciation and amortization	198,410	156,746	128,236	98,628	82,019	111,627
Cash interest expense, net	109,960	93,415	92,912	54,829	48,560	108,867

Credit Statistics:
Total debt, including current portion/Credit Agreement EBITDA						3.89x
Total net debt, including current portion/Credit Agreement EBITDA						3.54x
Credit Agreement EBITDA/Cash interest expense, net						3.38x

(1)	Sales agency termination fees of $1.1 million, $3.2 million, $0.7 million, $0.6 million, $0.5 million and $0.6 million under our prior sales agency agreement with Unilever were included in net sales for the fiscal years ended December 29, 2006, December 28, 2007 and December 31, 2008, the nine months ended September 26, 2008 and October 2, 2009 and the twelve months ended October 2, 2009, respectively.

(2)	We present EBITDA because we believe it provides investors with important additional information to evaluate our performance. We believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that investors, analysts and rating agencies will consider EBITDA useful in measuring our ability to meet our debt service obligations. However, EBITDA is not a recognized measure under GAAP, and when analyzing our financial results, investors should use EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP. In addition, because other companies may calculate EBITDA differently, this measure will not be comparable to EBITDA or similarly titled measures reported by other companies.

We also present Credit Agreement EBITDA because it is a financial measure that will be used in the credit agreement for our new senior secured credit facilities. Credit Agreement EBITDA is not a recognized measure under GAAP and should not be considered as a substitute for financial performance and liquidity measures determined in accordance with GAAP, such as net income, operating income or operating cash flow. Credit Agreement EBITDA differs from the term EBITDA as it is commonly used. Credit Agreement EBITDA is calculated as set forth below and is defined in accordance with the credit agreement for our new senior secured credit facilities.

Borrowings under our new senior secured credit facilities will be a key source of our liquidity. Our ability to borrow under our new senior secured credit facilities will depend upon, among other things, compliance with certain representations, warranties and covenants under the credit agreement for our new senior secured credit facilities. The financial covenants in our new senior secured credit facilities include a specified debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to interest expense coverage ratio for specified periods. Failure to comply with these financial ratio covenants would result in a default under the credit agreement for our new senior secured credit facilities and, absent a waiver or an amendment from our lenders, would permit the acceleration of all outstanding borrowings under our new senior secured credit facilities.

The following table reconciles EBITDA and Credit Agreement EBITDA to net cash flows provided by (used in) operating activities, which is the GAAP measure most comparable to EBITDA and Credit Agreement EBITDA, for each of the periods for which EBITDA and Credit Agreement EBITDA are presented.

	Historical					Pro Forma
	Fiscal Year Ended (audited)			Nine Months Ended (unaudited)		Twelve Months Ended (unaudited)
	December 29, 2006	December 28, 2007	December 31, 2008	September 26, 2008	October 2, 2009	October 2, 2009
	(dollars in thousands)
Net cash flows provided by (used in) operating activities	$(6,492)	$33,296	$49,197	$50,194	$101,736	$(35,926)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses	95,069	93,261	9,404	110,169	40,871	97,765
Depreciation and amortization expense	(198,410)	(156,746)	(128,236)	(98,628)	(82,019)	(111,627)
Amortization of debt issuance costs	(5,848)	(4,747)	(4,984)	(3,743)	(3,502)	(16,662)
Interest accrued on long-term receivables–related parties	2,464	2,583	2,749	2,021	2,138	—
Changes in deferred income taxes	10,395	(41,618)	6,058	(34,929)	(14,693)	25,686
Changes in restricted cash and cash equivalent	—	—	49,463	—	—	—
Gain (loss) from divestitures	234,974	(538)	11,753	11,709	(732)	(688)
Gain (loss) on property disposals	(581)	4,218	(736)	73	(173)	(982)
Compensation costs for long-term incentives	(393)	(515)	(400)	(300)	(161)	(261)
Other	(12,896)	(15,825)	(6,030)	(11,497)	(948)	4,519

Net income (loss) attributable to JohnsonDiversey, Inc.	118,282	(86,631)	(11,762)	25,069	42,517	(38,176)
Net income (loss) attributable to noncontrolling interests	25	—	—	—	—	—
Income tax provision	40,610	68,811	63,755	70,621	54,510	54,292
Interest expense, net	107,865	96,625	97,772	73,352	66,298	127,879
Depreciation and amortization expense	198,410	156,746	128,236	98,628	82,019	111,627

EBITDA (unaudited)	465,192	235,551	278,001	267,670	245,344	255,622

Adjustments (unaudited):
Restructuring related costs (a)	199,181	105,453	94,014	39,467	30,816	85,744
Acquisition and divestiture adjustment (b)	(381,637)	1,161	(22,624)	(25,911)	1,169	3,962
Non-cash and other items, net (c)	28,078	18,925	1,635	1,669	5,818	5,784
Compensation adjustment (d)	4,266	12,467	13,131	10,630	14,189	16,691

Credit Agreement EBITDA (unaudited) (e)	$315,080	$373,557	$364,157	$293,525	$297,336	$367,803

(a)	For a further description of restructuring and other one-time charges relating to the November 2005 Plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2009.
(b)	For a further description of adjustments related to businesses divested during the applicable period, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2009.
(c)	Adjustments primarily related to changes in the allowance for doubtful accounts, changes in the reserve for excess and obsolete inventory and gains and losses on sales of capital assets.
(d)	Expenses related to certain cash-based employee benefits that will be converted to an equity plan in connection with the Transactions.
(e)	Credit Agreement EBITDA includes EBITDA of certain operations divested subsequent to the applicable period of $44,144, $17,637 and $7,918 in the fiscal years ended December 29, 2006, December 28, 2007 and December 31, 2008, respectively, and $7,918 in the nine months ended September 26, 2008.

(3)	Capital expenditures include expenditures for capitalized computer software.

RISK FACTORS

Risks Relating to Our Business

We face significant competition and expect to face more competition in the future.

The market for our products is highly competitive. Our primary global competitor is Ecolab, Inc., which is the largest supplier to the global market for institutional and industrial cleaning, sanitation and hygiene products and related services, mainly as a result of its significant presence in the U.S. health and hospitality market. We also face significant competition from numerous national, regional and local companies within some or all of our product lines in each sector that we serve. Barriers to entry and expansion in the institutional and industrial cleaning, sanitation and hygiene industry are low. Other competitors in the market include 3M, The Procter & Gamble Company and The Clorox Company, which sell into the institutional sector from their bases in consumer products, and Kimberly-Clark Corporation, which has expanded from paper accessories into personal care and washroom products.

To achieve expected profitability levels, we must, among other things, maintain the service levels and competitive pricing necessary to retain existing customers and attract new customers. Our failure to address these challenges adequately could put us at a competitive disadvantage relative to our competitors.

We are subject to risks related to our operations outside of the United States.

We have substantial operations outside of the United States. Approximately 83% of our net sales for the nine months ended October 2, 2009 were generated outside the United States. We face risks related to our foreign operations such as:

•	foreign currency fluctuations;

•	unstable political, economic, financial and market conditions;

•	import and export license requirements;

•	trade restrictions;

•	increases in tariffs and taxes;

•	high levels of inflation;

•	restrictions on repatriating foreign profits back to the United States;

•	greater difficulty collecting accounts receivable and longer payment cycles;

•	less favorable intellectual property laws;

•	unfamiliarity with foreign laws and regulations; and

•	changes in labor conditions and difficulties in staffing and managing international operations.

All of these risks have affected our business in the past and may have a material adverse effect on our business, financial condition, results of operations and cash flows in the future.

The volatility of our raw material costs may adversely affect our operations.

The key raw materials we use in our business are caustic soda, solvents, waxes, phosphates, surfactants, polymers and resins, chelates and fragrances. The prices of many of these raw materials are cyclical, and in 2008, they reached record levels. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of raw material price increases through production efficiency and the use of effective global sourcing strategies. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Fluctuations in exchange rates may materially adversely affect our business, financial condition, results of operations and cash flows.

Our results of operations are reported in U.S. dollars. Outside the United States, however, our sales and costs are denominated in a variety of currencies including the euro, British pound, Japanese yen, Brazilian real and Turkish lira. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations.

In addition, we will be required to maintain compliance with financial covenants under our new senior secured credit facilities. The covenants will be measured in U.S. dollar terms; therefore, an adverse shift in currency exchange rates may cause us to be in breach of these covenants, which, if not cured or waived, may result in the acceleration of some or all of our indebtedness.

In all jurisdictions in which we operate, we are also subject to laws and regulations that govern foreign investment, foreign trade and currency exchange transactions. These laws and regulations may limit our ability to repatriate cash as dividends or otherwise to the United States and may limit our ability to convert foreign currency cash flows into U.S. dollars. A weakening of the currencies in which we generate sales relative to the currencies in which our costs are denominated may lower our operating profits and cash flows.

Our relationship with SCJ is important to our future operations.

We are party to various agreements with SCJ, including a license agreement, which we refer to as the Brand License Agreement, or BLA, a technology disclosure and license agreement, which we refer to as the TDLA, supply and manufacturing agreements and several leases. Under the BLA, we are granted a license to sell certain SCJ products and use specified trade names and housemarks incorporating “Johnson” (including “Johnson Wax Professional”), including the right to use “Johnson” in combination with our owned trade name “Diversey,” in the institutional and industrial channels of trade and, subject to certain limitations, in specified channels of trade in which both our business and SCJ’s consumer business operate. In connection with our entry into amendments to the BLA as a part of the Transactions, SCJ will generally become our sole supplier of SCJ products licensed to us under the BLA. Our sales of these products have historically been significant to our business. Under the TDLA, SCJ has granted us the right to use specified technology of SCJ. We lease our principal manufacturing facilities in Sturtevant, Wisconsin from SCJ. In addition, in some countries, we depend on SCJ to produce or sell some of our products. For additional details concerning our relationship with SCJ, see “Certain Relationships and Related Transactions—Relationships with SCJ.”

If we default under our agreements with SCJ and the agreements are terminated, SCJ fails to perform its obligations under these agreements, or our relationship with SCJ is otherwise damaged or severed, this could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our relationship with Unilever is important to our future operations, and we may lose substantial amounts in agency fees or sales revenue if our License Agreement and distribution arrangements with Unilever are terminated.

In connection with our acquisition of the DiverseyLever business from Conopco, a wholly-owned subsidiary of Unilever, in May 2002, which acquisition we refer to as the DiverseyLever acquisition, we entered into a sales agency agreement, which we refer to as the Prior Agency Agreement, with Unilever. The Prior Agency Agreement provided that we and various of our subsidiaries act as Unilever’s sales agents in specified territories for the sale into the institutional and industrial markets of certain of Unilever’s consumer brand cleaning products. With the exception of some transitional arrangements for certain countries, on January 1, 2008, in all territories except the United Kingdom, Ireland, Portugal and Brazil, the Prior Agency Agreement was replaced with a master sub-license agreement, which we refer to as the License Agreement. Pursuant to the License Agreement, Unilever has agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. In the United Kingdom, Ireland, Portugal and Brazil, a new agency agreement with terms similar to the Prior Agency Agreement, which we refer to as the New Agency Agreement, is in place.

If we are unable to comply with our obligations under these agreements, or if Unilever terminates all or any of the agreements for any other reason, including if we are insolvent or our sales drop below 75% of targeted sales for a given year in a region/operating segment, we may lose significant amounts in agency fees or sales revenue. If Unilever fails to observe its commitments under these agreements, we may not be able to operate in accordance with our business plans and we may incur additional costs. Any failure by Unilever to observe its obligations may have a material adverse effect on our business, financial condition, results of operations and cash flows. If any or all of the agreements are terminated prior to their scheduled termination date, or if we and Unilever are unable to agree to mutually acceptable replacement agreements, we may not be able to obtain similar services, intellectual property or products on the same terms from third parties or at all. As a result, we may lose substantial amounts in agency fees or sales revenue, which may have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Certain Relationships and Related Transactions—Relationships with Unilever.”

In addition, as a result of the DiverseyLever acquisition, we own the name “Diversey.” We also hold licenses to use some trademarks and technology of Unilever in the market for institutional and industrial cleaning, sanitation and hygiene products and related services under license agreements with Unilever. We believe that these license agreements are critical to our business and the termination of our rights under any of these agreements may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The current global economic downturn and credit crisis has had and is likely to continue to have an adverse impact on our business, financial condition, results of operations and cash flows.

The global economic downturn has adversely impacted some of our end-users, such as hotels, restaurants, retail establishments and other end-users that are particularly sensitive to business and consumer spending. During economic downturns, these end-users may reduce their volume of purchases of cleaning, hygiene, operational efficiency and appearance enhancing products. Furthermore, as a result of the recent disruption in the credit markets, our customers may face difficulties gaining timely access to sufficient credit, which could impair their ability to make timely payments to us. In addition, the recent economic crisis could also adversely impact our suppliers’ ability to provide us with materials and components.

If the economic downturn is deeper or longer than we expect, we may not be able to comply with the financial covenants in the credit agreement relating to our new senior secured credit facilities. A breach of any of those covenants or failure to maintain a required ratio or meet a required test may result in an event of default under such agreement. This may allow the lenders under our new senior secured credit facilities to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If this occurs, we may not be able to refinance the accelerated indebtedness on favorable terms, or at all, or repay the accelerated indebtedness.

The factors described above have had and are expected to continue to have a negative impact on our business, financial condition, results of operations and cash flows.

If we are unable to retain key employees and other personnel, our operations and growth may be adversely affected.

Our success depends largely on the efforts and abilities of our management team and other key personnel. Their experience and industry contacts significantly benefit us, and we need their expertise to execute ongoing cost saving and growth activities. If any of our senior management or other key personnel ceases to work for us, our business, financial condition, results of operations and cash flows may be materially adversely affected.

We could experience disruptions in operations and/or increased labor costs.

In Europe, the majority of our employees are represented by labor unions and are covered by collective bargaining agreements, which are generally renewable on an annual basis. As is the case with any negotiation, we may not be able to negotiate acceptable new collective bargaining agreements, which could result in strikes or work stoppages by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. A disruption in operations or higher ongoing labor costs could materially affect our business.

Pricing terms in our multi-year contracts with customers may adversely affect our profitability and cash flows.

From time to time, we enter into multi-year contracts with some of our customers. These contracts may include terms restricting our pricing flexibility. Under these contracts, we bear a significant portion of the risk for cost overruns. Accordingly, we may incur losses under such contracts in the case of unexpected cost increases, operational difficulties or other changes during the contract period. If we were to experience significant unexpected cost increases under our multi-year contracts, the resulting losses could have an adverse impact on our profitability and cash flows.

Proposed future U.S. and Netherlands income tax legislation could result in an increase in our future tax liabilities.

The Obama Administration recently announced proposed future tax legislation that could substantially modify the rules governing the U.S. taxation of certain non-U.S. subsidiaries. These potential changes include, but are not limited to: (1) limitations on the deferral of U.S. taxation of foreign earnings; (2) limitations on the ability to claim and utilize foreign tax credits; and (3) deferral of various U.S. tax deductions until non-U.S. earnings are repatriated to the United States. The Netherlands also published discussion documents that describe proposed future tax legislation that could substantially modify the rules governing income tax deductions for interest expense claimed by a Netherlands entity. Many details of the above proposals remain unknown, although if any of these proposals are enacted into law they could result in an increase in our future tax liabilities.

Future changes of indirect ownership of our company could result in an increase in our future tax liabilities.

Under existing U.S. tax law, if there is an ownership change with respect to a corporation, as defined in Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a limitation generally will be imposed on usage of certain U.S. tax attributes of such corporation (such as tax loss and credit carryforwards) at the time of the ownership change. Given the projected U.S. income tax position of our company, we currently do not expect that a limitation under Section 382 of the Code would have a material effect on our future tax liabilities. However, if circumstances change or differ from our projections, then an ownership change with respect to our company could result in an increase in our future tax liabilities.

We are subject to taxation in multiple jurisdictions. As a result, any adverse development in the tax laws of any of these jurisdictions or any disagreement with our tax positions could have a material adverse effect on our business, financial condition or results of our operations.

We are subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions as a result of the international scope of our operations and our corporate and financing structure. We are also subject to transfer pricing laws with respect to our intercompany transactions, including those relating to the flow of funds among our companies. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation thereof, in any applicable jurisdiction, could have a material adverse effect on our business, financial condition or results of our operations. In addition, the tax authorities in any applicable jurisdiction, including the United States, may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions. If any applicable tax authorities, including U.S. tax authorities, were to successfully challenge the tax treatment or characterization of any of our transactions, it could have a material adverse effect on our business, financial condition or results of our operations.

We are subject to a variety of environmental and product registration laws that expose us to potential financial liability and increased operating costs.

Our operations are subject to a number of federal, state, local and foreign environmental, health and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air, soil and water and the use, handling, storage and disposal of these materials. Compliance with these laws is a major consideration for us because we generate, use and dispose of hazardous materials in some of our manufacturing processes. We may become subject to costs associated with the investigation and remediation of sites at which we have disposed of, or arranged for the disposal of, hazardous waste if those sites become contaminated, even if we fully complied with applicable environmental laws at the time of disposal.

We are also subject to various federal, state, local and foreign laws and regulations that govern the manufacture, storage, distribution and labeling of many of our products, and certain jurisdictions require the registration of some of our products. Some of these laws require us to have operating permits for our production and warehouse facilities and operations. We may not have some of these permits, and some of the permits we have may not be current. The violation of any of these laws may result in our being liable for damages and the costs of remedial actions and may also result in the revocation, non-renewal or modification of our operating and discharge permits and product registrations. Any such revocation, non-renewal or modification may require us to cease or limit the manufacture and sale of products at one or more of our facilities, and may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The potential cost to us relating to environmental and product registration matters is uncertain because of the unknown magnitude and type of possible contamination and clean-up costs to which we may become subject and the timing and effectiveness of clean-up and compliance methods. Environmental and product registration laws and regulations, including those applicable outside of the United States, may also become more stringent and complicated over time and may impose greater compliance costs and increasing risks and penalties associated with any violation, which may also negatively impact our operating results. Accordingly, we may become subject to additional liabilities and increased operating costs in the future under these laws and regulations, which may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect significant future environmental compliance obligations in our European operations as a result of a European Community Directive “Registration, Evaluation, Authorization, and Restriction of Chemicals” (EU Directive No. 2006/1907) enacted on December 18, 2006. The directive imposes several requirements related to the identification and management of risks related to chemical substances manufactured or marketed in Europe. Our environmental costs and operating expenses will be subject to evolving regulatory requirements and will depend on the scope and timing of the effectiveness of requirements in these various jurisdictions. As a result of the directive, we may be subject to an increased regulatory burden, and we expect significant future environmental compliance obligations in our European operations. This directive may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have tendered various environmental indemnification claims to Unilever pursuant to the Acquisition Agreement.

Under the Acquisition Agreement (as defined herein), Unilever made warranties to us with respect to the DiverseyLever business. In addition, Unilever agreed to indemnify us for damages in respect of breaches of its warranties and for specified types of environmental liabilities if the aggregate amount of damages meets various dollar thresholds. Unilever will not be liable for any damages resulting from environmental matters, (1) in the case of known environmental matters or breaches, that are less than $250,000 in the aggregate, and (2) in the case of unknown environmental matters or breaches, that are less than $50,000 individually and $2 million in the aggregate. In the case of clause (1) above, we will bear the first $250,000 in damages. In the case of clause (2) above, once the $2 million threshold is reached, Unilever will not be liable for any occurrence where the damages are less than $50,000 or for the first $1 million of damages that exceed the $50,000 per occurrence threshold. In no event will Unilever be liable for any damages arising out of or resulting from environmental claims that exceed $250 million in the aggregate. We were required to notify Unilever of any environmental indemnification claims by May 3, 2008. Any environmental claims pending after this date, for which we have notified Unilever, remain subject to indemnification until completed in accordance with the Acquisition Agreement. As a result, if we incur damages or liabilities that do not meet the indemnity thresholds under the Acquisition Agreement, if we failed to notify Unilever of an environmental indemnity claim within the period specified in the Acquisition Agreement or if the aggregate limits on indemnity payments under the Acquisition Agreement become applicable, we would not be entitled to indemnity from Unilever and would be required to bear the costs ourselves.

Pursuant to the Redemption Agreement (as defined herein), all indemnity obligations under the Acquisition Agreement, other than environmental and tax matters, will be terminated upon closing of the Transactions. The environmental and tax indemnity obligations thereunder of each of us and Unilever will continue to survive in accordance with the terms of the Acquisition Agreement. Thus, environmental claims made by us against Unilever prior to May 3, 2008 will continue to survive. On the other hand, Unilever has not made an environmental claim against us and our environmental indemnity obligations to Unilever under such agreement expired on May 3, 2008. Unilever has not made any tax indemnity claims against us under such agreement.

We have tendered various environmental indemnification claims to Unilever in connection with former DiverseyLever locations. Unilever has not indicated its agreement with our request for indemnification. We may file additional requests for reimbursement in the future in connection with pending indemnification claims. However, there can be no assurance that we will be able to recover any amounts relating to these indemnification claims from Unilever. If we are unable to recover costs relating to the sites for which we seek indemnification, we cannot be certain that we will have sufficient funds to bear these costs relating to environmental matters.

We have recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

We have recorded a significant amount of goodwill and other identifiable intangible assets, including customer relationships, trademarks and developed technologies. Goodwill and other net identifiable intangible assets were approximately $1.4 billion as of December 31, 2008, or approximately 45% of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $1.2 billion as of December 31, 2008, or 38% of our total assets.

Goodwill and net identifiable intangible assets are recorded at fair value on the date of acquisition and, in accordance with the Financial Accounting Standards Board’s, or the FASB’s, Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. Some of the products and services we sell to our customers are dependent upon laws and regulations, and changes to such laws or regulations could impact the demand for our products and services. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. We did not record any charges for impairment of goodwill in 2008, 2007 or 2006. We did record impairment charges relating to other identifiable intangible assets of $0.0, $0.2 million and $0.2 million in 2008, 2007 and 2006, respectively. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would have an adverse effect on our financial condition and results of operations.

The consolidation of our customers may adversely affect our business, financial condition and results of operations.

Customers in the building care, foodservice, food and beverage, lodging, retail and healthcare sectors have been consolidating in recent years, and we believe this trend may continue. Such consolidation could have an adverse impact on our ability to retain customers, which could in turn adversely affect our business, financial condition and results of operations.

The benefits from changing our name to “Diversey, Inc.” may not be realized on a timely basis, or at all.

We have chosen to rename our company “Diversey, Inc.” in connection with the closing of the Transactions in light of the strong brand equity we believe the Diversey name has in major markets. Based on the results of customer research, we are also changing our tag line with the intention of more effectively targeting our brand to customers in the marketplace. Although we believe that changing our company’s name and tag line will enhance our marketing capabilities, there can be no assurance that the benefits of these changes will be realized on a timely basis, or at all.

Our ability to compete effectively with other companies depends, in part, on our ability to sustain our brand equity. If we are unable to sustain the proprietary nature of our brand equity and our significant current or proposed products, we may experience decreased sales or increased operating costs, either of which would decrease our liquidity and profitability.

If we are not able to protect our trade secrets or maintain our trademarks, patents and other intellectual property, we may not be able to prevent competitors from developing similar products or from marketing their products in a manner that capitalizes on our trademarks, and this loss of a competitive advantage could decrease our profitability and liquidity.

Our ability to compete effectively with other companies depends, in part, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, this loss of a competitive advantage could result in decreased sales or increased operating costs, either of which would decrease our liquidity and profitability.

We rely on trade secrets to protect the formulation and manufacturing techniques of many of our products. As such, we have not sought U.S. or international patent protection for some of our principal product formula and manufacturing processes. Accordingly, we may not be able to prevent others from developing products that are similar to or competitive with our products.

We own several patents and pending patent applications on our products, aspects thereof, methods of use, and/or methods of manufacturing. There is a risk that our patents may not provide meaningful protection and patents may never be issued for our pending patent applications.

We own, or have licenses to use, all of the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where our products are principally sold. Trademark and trade name protection is important to our business. Although most of our trademarks are registered in the United States and in the foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

The market for our products depends to a significant extent upon the goodwill associated with our brand names. Under the BLA, we are granted a license to sell certain SCJ products and use specified trade names and housemarks incorporating “Johnson” (including “Johnson Wax Professional”), including the right to use “Johnson” in combination with our owned trade name “Diversey,” in our business. The BLA will terminate by its terms on May 2, 2017. Thereafter, the BLA can be renewed, with SCJ’s consent, for successive one-year terms. Our license to use the housemark “JohnsonDiversey” will expire on the earlier of our transition to the “Diversey” name in the relevant region or August 2, 2012, and our license to use the housemark “Johnson Wax Professional” will expire on May 2, 2010. If the BLA is terminated, we may lose the ability to sell specified SCJ products or to use SCJ brand names and technology, which may have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Certain Relationships and Related Transactions—Relationships with SCJ—License Agreements.”

We cannot be certain that we will be able to assert these intellectual property rights successfully in the future or that they will not be invalidated, circumvented or challenged. Other parties may infringe on our intellectual property rights and may thereby dilute the value of our intellectual property in the marketplace. Third parties, including competitors, may assert intellectual property infringement or invalidity claims against us that could be upheld. Intellectual property litigation, which could result in substantial cost to and diversion of effort by us, may be necessary to protect our trade secrets or proprietary technology or for us to defend against claimed infringement of the rights of others and to determine the scope and validity of others’ proprietary rights. We may not prevail in any such litigation, and if we are unsuccessful, we may not be able to obtain any necessary licenses on reasonable terms or at all.

Similarly, other parties may infringe on intellectual property rights that SCJ licenses to us. The protection of these licensed intellectual property rights is under the control of SCJ and, therefore, we cannot assure the protection of those trademarks or other intellectual property rights or prevent dilution in the marketplace of the value of those brands. Finally, we may infringe on others’ intellectual property rights. Any failure by us or SCJ to protect our trademarks and other intellectual property rights, or any adverse judgment with respect to infringement by us of others’ intellectual property rights, may have a material adverse effect on our business, financial condition, results of operations and cash flows.

A relocation of our primary U.S. manufacturing facility could adversely affect our business, financial condition and results of operations.

We manufacture a significant portion of the products we sell. In connection with the Transactions, our various operating agreements with SCJ, including our lease from SCJ of our Waxdale manufacturing facility, will be amended. See “Certain Relationships and Related Transactions—Relationships with SCJ—Leases.” As amended, the lease will expire three years and six months from the date of the closing of the Transactions, and we do not expect that the lease will be renewed after expiration. Accordingly, we will need to acquire or build our own production facility. The costs of acquiring or building a new production facility could be significant. While we have extensive experience in restructuring value chain operations, this relocation may pose significant risks, which could include:

•	the risk that we may be unable to integrate successfully the relocated manufacturing operations;

•	the risk that we may be unable to coordinate management and integrate and retain employees of the relocated manufacturing operations;

•	the risk that we may face difficulties in implementing and maintaining consistent standards, controls, procedures, policies and information systems;

•	the risk that we may fail to realize anticipated synergies, economies of scale or other anticipated benefits, or to maintain operating margins;

•	potential strains on our personnel, systems and resources, and diversion of attention from other priorities; and

•	any unforeseen or contingent liabilities of the relocated manufacturing operations.

We may not achieve growth through acquisitions.

As part of our business strategy, we may from time to time pursue acquisitions of companies that we believe are strategic to our business. There can be no assurance that we will be able to identify attractive acquisition targets, negotiate satisfactory terms for acquisitions or obtain necessary financing for acquisitions. Further, acquisitions involve risks, including that acquired businesses will not perform in accordance with expectations, that we will not realize the operating efficiencies expected from acquisitions and that business judgments concerning the value, strengths and weaknesses of companies we acquire will prove to have been incorrect. If we fail to complete acquisitions, if we acquire companies but are not able to successfully integrate them with our business or if we do not otherwise realize the anticipated financial and strategic goals for our acquisitions, our business and results of operations may be adversely affected. In addition, future acquisitions may result in the incurrence of debt and contingent liabilities and an increase in interest expense, amortization expenses and significant charges relating to integration costs.

We may not realize anticipated incremental cost savings from the remaining portion of the restructuring contemplated by the November 2005 Plan.

We have realized significant cost savings to date as a result of actions taken under our restructuring program announced in November 2005, which we refer to as the November 2005 Plan. The restructuring program has included redesigning our organizational structure, closing a number of manufacturing and other facilities, outsourcing the majority of information technology support worldwide, outsourcing certain financial services in Western Europe and reducing our workforce by approximately 15%. Our execution of the November 2005 Plan is expected to be completed in the first half of 2010, but a portion of the planned restructuring remains outstanding. In addition to the divestitures that we have completed, which most notably included the divestiture of the Polymer business segment, which we refer to as the Polymer Business, in 2006, we are also considering the potential divestiture of, or exit from, certain other non-core or underperforming businesses of an immaterial nature.

Restructuring programs are inherently risky given that a successful outcome is dependent on the ability to successfully execute and manage significant changes to the business. Our assumptions underlying estimates of anticipated cost savings from remaining restructuring initiatives may be inaccurate, and future business conditions and events may impede our ability to complete these initiatives. If we are unable to complete them in a timely manner, or if we do not realize the anticipated incremental cost savings, our business, financial condition, results of operations and cash flows may be materially adversely affected.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed consolidated balance sheet presented below reflects the unaudited condensed consolidated historical balance sheet of JohnsonDiversey, Inc. as of October 2, 2009 as if the Transactions, as described under “The Transactions,” had occurred on that date. The unaudited pro forma condensed consolidated statements of operations presented below reflect the operations of JohnsonDiversey, Inc. for the nine months and twelve months ended October 2, 2009 and the operations of JohnsonDiversey, Inc. for the year ended December 31, 2008 as if the Transactions had occurred on December 29, 2007.

The unaudited pro forma condensed consolidated financial information of JohnsonDiversey, Inc. presented below is derived from the historical consolidated financial statements of JohnsonDiversey, Inc. and adjusted to give effect to, among other things:

•

the repurchase or redemption of both series of our outstanding 9.625% senior subordinated notes due 2012, which we collectively refer to as the senior subordinated notes, and repayment of all outstanding borrowings under our existing senior secured credit facilities, which we refer to as existing debt, totaling $1.1 billion, plus payment of accrued interest of $26.0 million, payment of premiums of $10.1 million in connection with the repurchase or redemption of our senior subordinated notes, and payment of $4.7 million to terminate the interest rate swap contracts associated with our term loans, all as of October 2, 2009;

•	the write-off as a direct charge to retained earnings of the unamortized balance of capitalized debt issuance costs of existing debt of $10.4 million as of October 2, 2009;

•

the incurrence by us of $1.4 billion of new indebtedness, including the senior notes we intend to offer pursuant to a private placement and approximately $82.7 million in capitalized new debt issuance costs as of October 2, 2009;

•

the settlement of amounts due from Unilever, consisting of $84.1 million of receivables and $30.0 million of payables, relating to post-closing adjustments associated with the acquisition of the DiverseyLever business in 2002, and payments due to Unilever under the sales agency arrangements, as of October 2, 2009;

•	the repurchase of $83.3 million previously securitized accounts receivable as of October 2, 2009; and

•

the recognition of incremental interest expense of the following amounts, as if the Transactions occurred on December 28, 2008, reflecting the result of the change in balances and interest rates for the periods indicated:

–	$22.7 million for the nine months ended October 2, 2009;
–	$34.3 million for the twelve months ended October 2, 2009; and
–	$49.0 million for the year ended December 31, 2008.

Regardless of the exact legal order of the Transactions, items that impact us are reflected in our unaudited condensed pro forma consolidated financial statements.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates and may not prove to be accurate.

The unaudited pro forma condensed consolidated statements of operations presented below do not reflect any one-time charges or additional costs expected to result from the Transactions. Non-recurring charges related to the Transactions have been excluded from the unaudited pro forma condensed consolidated statements of operations in accordance with Regulation S-X. The estimated pre-tax, one-time charges that have been excluded include the following amounts as of December 28, 2007: (a) the write-off of $18.3 million of unamortized capitalized debt issuance costs associated with existing debt, (b) the payment of premiums of $10.1 million in connection with the repurchase or redemption of our senior subordinated notes and (c) the payment of $4.7 million to terminate the interest rate swap contracts. However, these charges and costs are reflected as adjustments at their respective balances as of October 2, 2009 in the unaudited pro forma condensed consolidated balance sheet presented below.

The unaudited pro forma condensed consolidated financial information is for illustrative purposes only and does not reflect what JohnsonDiversey Inc.’s financial position and results of operations would have been had the Transactions occurred on the dates indicated and are not indicative of JohnsonDiversey, Inc.’s future financial position and future results of operations. The consolidated financial statements of JohnsonDiversey, Inc. will reflect the effects of the Transactions only from the date of completion of the Transactions. In addition, the unaudited pro forma condensed consolidated financial information reflects assumptions with respect to the debt financing for the Transactions, including but not limited to assumptions regarding the availability of each of the debt obligations at and after closing on financial terms currently contemplated and the interest rates applicable to each such obligation, that are subject to changes that may be material.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes and the financial statements and related notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2009.

JOHNSONDIVERSEY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF OCTOBER 2, 2009 (dollars in thousands)

	Historical (unaudited)	Pro Forma Adjustments (unaudited)		Pro Forma (unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$128,645	$—	(1)	$128,645
Restricted cash	22,079	—		22,079
Accounts receivable	549,294	83,310	(2)	632,604
Accounts receivable—related parties	106,960	(84,110)	(3)	22,850
Inventories	274,021	—		274,021
Deferred tax assets	36,584	—		36,584
Other current assets	173,113	6,927	(4)	180,040
Current assets of discontinued operations	115	—		115

Total current assets	1,290,811	6,127		1,296,938
Property, plant and equipment, net	409,420	—		409,420
Capitalized software, net	47,651	—		47,651
Goodwill	1,258,606	—		1,258,606
Other intangibles, net	226,483	—		226,483
Long-term receivables—related parties	—	—		—
Other assets	97,170	65,426	(4)	162,596
Noncurrent assets of discontinued operations	2,756	—		2,756

Total assets	$3,332,897	$71,553		$3,404,450

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$38,538	$—		$38,538
Current portion of long-term debt	17,144	1,072	(5)	18,216
Accounts payable	325,422	—		325,422
Accounts payable—related parties	66,958	(30,037)	(6)	36,921
Accrued expenses	477,690	(30,717)	(7)	446,973
Current liabilities of discontinued operations	4,390	—		4,390

Total current liabilities	930,142	(59,682)		870,460
Pension and other post-retirement benefits	282,441	—		282,441
Long-term borrowings	1,043,662	329,016	(5)	1,372,678
Deferred income taxes	113,158	(686)	(8)	112,472
Other liabilities	143,126	—		143,126
Noncurrent liabilities of discontinued operations	5,768	—		5,768

Total liabilities	2,518,297	268,648		2,786,945
Total stockholders’ equity	814,600	(197,095)	(9)	617,505

Total liabilities and stockholders’ equity	$3,332,897	$71,553		$3,404,450

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet As of October 2, 2009 (dollars in thousands)

(1)	Represents the following pro forma adjustments that adjust JohnsonDiversey, Inc.’s cash in accordance with the Transactions:

Repayment of existing debt
Repurchase or redemption of senior subordinated notes and repayment of indebtedness under existing senior secured credit facilities	$(1,052,412)
Payment of repurchase/redemption premiums on senior subordinated notes	(10,100)
Payment of accrued interest	(26,037)
Payment to terminate interest rate swaps	(4,680)
Repurchase of previously securitized accounts receivable	(83,310)

New debt
Cash proceeds (net of original issue discount)	1,382,500
New debt issuance costs	(82,727)

Settlement through Holdings
Amount paid by Unilever, relating to post-closing adjustments, associated with the acquisition of the DiverseyLever business in 2002	84,110
Amount paid to Unilever, relating to post-closing adjustments, associated with the acquisition of the DiverseyLever business in 2002	(11,768)
Amount paid to Unilever, under the sales agency arrangements carried in Accounts payable—related parties	(18,269)
Payment of dividend to Holdings	(177,307)

$—

(2)	Assumes the repurchase of previously securitized accounts receivable.

(3)	Represents the settlement of amounts paid by Unilever (see Note 1).

(4)	Represents the net adjustment to capitalized debt issuance costs:

	Other Current Assets	Other Assets	Total
Write-off of unamortized debt issuance costs on existing debt	$(4,551)	$(5,824)	$(10,375)
Capitalization of new debt issuance costs	11,478	71,250	82,727

Incremental Debt Issuance Costs	$6,927	$65,426	$72,352

(5)	Represents the pro forma adjustments to debt, assuming the following proceeds from new debt, less payment of existing debt:

	Historical (unaudited)	Pro Forma Adjustments (unaudited)	Pro Forma (unaudited)
Existing Debt
Term loan B	$425,375	$(425,375)	$—
Japan loan	8,394	—	8,394
Senior subordinated notes	627,037	(627,037)	—

New Debt
Euro term loan	$—	$500,000	$500,000
U.S. dollar term loan	—	450,000	450,000
Canadian dollar term loan	—	50,000	50,000
% senior notes	—	400,000	400,000
Original issue discount	—	(17,500)	(17,500)

Total debt	1,060,806	330,088	1,390,894
Less: Current maturities of long-term debt	17,144	1,072	18,216

Total long-term debt	$1,043,662	$329,016	$1,372,678

The debt obligations set forth above reflect assumptions with respect to the debt financing for the Transactions, including but not limited to assumptions regarding the availability of each of the debt obligations at and after the closing of the Transactions on financial terms currently contemplated and the interest rates applicable to each such obligation, and that are subject to changes that may be material.

(6)	Represents the pro forma settlement of the following amounts paid to Unilever:

Paid to Unilever under the sales agency arrangements	$(18,269)
Paid to Unilever, relating to post-closing adjustments associated with the DiverseyLever acquisition in 2002	(11,768)

$(30,037)

(7)	Represents pro forma payment of the following accrued expenses:

Payment to terminate interest rate swaps	$(4,680)
Payment of accrued interest	(26,037)

$(30,717)

Three interest rate swaps with expiration dates of May 2010 are anticipated to be terminated in connection with the Transactions. These swaps were purchased to hedge our floating interest rate exposure on term loan B with a final maturity of December 2011. Pursuant to the Transactions, term loan B is to be settled and the interest rate swaps are to be terminated.

(8)	Represents the impact on deferred income taxes as a result of the pro forma adjustment related to write-off of unamortized debt issuance costs on existing debt.

(9)	Represent the following pro forma charges to stockholders’ equity:

Payment of dividend to Holdings	$(177,307)
Charges to retained earnings:
Write-off of unamortized debt issuance costs on existing debt	(10,375)
Tax impact of above write-off	686
Payment of redemption premium on existing debt	(10,100)

$(197,095)

The payment of dividend to Holdings represents the remittance of proceeds to Holdings to allow it to settle its redemption obligations with Unilever, repurchase its outstanding 10.67% senior discount notes due 2013, which we refer to as the Holdings senior discount notes, and pay accrued interest thereon and pay its share of transaction fees after receipt of equity investment funds.

JOHNSONDIVERSEY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED OCTOBER 2, 2009 (dollars in thousands)

	Historical (unaudited)	Pro Forma Adjustments (unaudited)		Pro Forma (unaudited)
Net sales:
Net product and service sales	$2,293,332	$—		$2,293,332
Sales agency fee income	19,271	—		19,271

	2,312,603	—		2,312,603
Cost of sales	1,364,905	—		1,364,905

Gross profit	947,698	—		947,698
Selling, general and administrative expenses	732,767	—		732,767
Research and development expenses	46,591	—		46,591
Restructuring expenses	8,162	—		8,162

Operating profit	160,178	—		160,178
Other (income) expense:
Interest expense	70,058	22,677	(1)	92,735
Interest income	(3,760)	2,138	(2)	(1,622)
Other income, net	(4,316)	—		(4,316)

Income before continuing operations before income taxes	98,196	(24,815)		73,381
Income tax provision	54,822	(680)	(3)	54,142

Income (loss) from continuing operations	43,374	(24,134)		19,240
Income (loss) from discontinued operations, net of income taxes	(857)	(198)	(3)	(1,055)

Net income (loss)	$42,517	$(24,333)		$18,184

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Nine Months Ended October 2, 2009 (dollars in thousands)

(1)	Represents the pro forma incremental interest expense resulting from the new debt, assuming an overall weighted average interest rate of 7.19% on all indebtedness. This pro forma adjustment also includes the amortization of debt issuance costs associated with the new debt. The interest expense pro forma adjustment consists of the following:

Estimated interest expense on new debt	$74,083
Adjust for interest expense on retired debt	(54,960)
Amortization of new debt issuance costs and discounts	11,716
Adjust for amortization of debt issuance costs for retired debt	(3,379)
Actual interest rate swap contract expense	(4,783)

Incremental interest expense	$22,677

The estimated interest rate set forth above is solely for illustrative purposes and reflects assumptions with respect to the debt financing for the Transactions, including but not limited to assumptions regarding the availability of each of the debt obligations at and after closing on financial terms currently contemplated and the interest rates applicable to each such obligation, that are subject to changes that may be material.

In addition, the estimated interest rate set forth above, and the associated interest payments to be made by JohnsonDiversey, Inc. and subsidiaries are subject to negotiation of the definitive debt financing documents and the expected issuance of the senior notes pursuant to a private placement.

An increase or decrease in the weighted average interest rate on new debt by 12.5 basis points will decrease or increase earnings before provision for income taxes, as the case may be by approximately $1.3 million.

(2)	Represents the pro forma de-recognition of interest income on net amounts owed by Unilever.

(3)	Represents the income tax effect of the preceding pro forma adjustments. The pro forma adjustments increasing or decreasing non-U.S. pre-tax income from continuing operations have been tax-effected using the relevant statutory income tax rates to arrive at an estimated 12-month effective income tax rate, which is then applied to year-to-date pre-tax income from continuing operations. The pro forma adjustments increasing U.S. pre-tax loss from continuing operations allows for an additional income tax benefit in continuing operations. In accordance with ASC Topic 740, Income Taxes, the income tax benefit from use of the pre-tax loss from continuing operations to offset income in other comprehensive income is reported as an income tax benefit for continuing operations. The income tax benefit is first allocated to continuing operations with any remaining income tax benefit allocated to discontinued operations. Due to the pro forma adjustments increasing the U.S. pre-tax loss from continuing operations all the income tax benefit is being allocated to continuing operations and none to discontinued operations.

JOHNSONDIVERSEY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED OCTOBER 2, 2009 (dollars in thousands)

	Historical (unaudited)	Pro Forma Adjustments (unaudited)		Pro Forma (unaudited)
Net sales:
Net product and service sales	$3,079,154	$—		$3,079,154
Sales agency fee income	25,915	—		25,915

	3,105,069	—		3,105,069
Cost of sales	1,858,708	—		1,858,708

Gross profit	1,246,361	—		1,246,361
Selling, general and administrative expenses	982,428	—		982,428
Research and development expenses	62,783	—		62,783
Restructuring expenses	51,969	—		51,969

Operating profit	149,181	—		149,181
Other (income) expense:
Interest expense	96,123	34,347	(1)	130,470
Interest income	(5,457)	2,866	(2)	(2,591)
Other income, net	677	—		677

Income before continuing operations before income taxes	57,838	(37,213)		20,625
Income tax provision	51,212	3,385	(3)	54,597

Income (loss) from continuing operations	6,626	(40,598)		(33,972)
Income (loss) from discontinued operations, net of income taxes	(940)	(3,264)	(3)	(4,204)

Net income (loss)	$5,686	$(43,862)		$(38,176)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Twelve Months Ended October 2, 2009 (dollars in thousands)

(1)	Represents the pro forma incremental interest expense resulting from the new debt, assuming an overall weighted average interest rate of 7.46% on all indebtedness. This pro forma adjustment also includes the amortization of debt issuance costs associated with the new debt. The interest expense pro forma adjustment consists of the following:

Estimated interest expense on new debt	$103,565
Adjust for interest expense on retired debt	(75,534)
Amortization of new debt issuance costs and discounts	16,662
Adjust for amortization of debt issuance costs for retired debt	(4,540)
Actual interest rate swap contract expense	(5,807)

Total interest cost differential	$34,347

The estimated interest rate set forth above is solely for illustrative purposes and reflects assumptions with respect to the debt financing for the Transactions, including but not limited to assumptions regarding the availability of each of the debt obligations at and after closing on financial terms currently contemplated and the interest rates applicable to each such obligation, that are subject to changes that may be material.

In addition, the estimated interest rate set forth above, and the associated interest payments to be made by JohnsonDiversey, Inc. and subsidiaries are subject to negotiation of the definitive debt financing documents and the expected issuance of the senior notes pursuant to a private placement.

An increase or decrease in the weighted average interest rate on new debt by 12.5 basis points will decrease or increase earnings before provision for income taxes, as the case may be by approximately $1.7 million.

(2)	Represents the pro forma de-recognition of interest income on net amounts owed by Unilever.

(3)	Represents the income tax effect of the preceding pro forma adjustments. The continuing and discontinued operations income tax provision for the twelve months ended October 2, 2009 has been calculated according to GAAP tax accounting rules that apply to a year end statement. The pro forma adjustments increasing or decreasing non-U.S. pre-tax income from continuing operations have been tax-effected using the relevant statutory income tax rates.

JOHNSONDIVERSEY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(dollars in thousands)

	Historical (audited)	Pro Forma Adjustments (unaudited)		Pro Forma (unaudited)
Net sales:
Net product and service sales	$3,280,857	$—		$3,280,857
Sales agency fee income	35,020	—		35,020

	3,315,877	—		3,315,877
Cost of sales	1,990,082	—		1,990,082

Gross profit	1,325,795	—		1,325,795
Selling, general and administrative expenses	1,067,732	—		1,067,732
Research and development expenses	67,077	—		67,077
Restructuring expenses	57,291	—		57,291

Operating profit	133,695	—		133,695
Other (income) expense:
Interest expense	105,400	48,968	(1)	154,368
Interest income	(7,680)	2,749	(2)	(4,931)
Other income, net	5,671	—		5,671

Income before continuing operations before income taxes	30,304	(51,718)		(21,414)

Income tax provision	57,531	(8,161)	(3)	49,370

Income (loss) from continuing operations	(27,227)	(43,556)		(70,783)
Income from discontinued operations, net of income taxes	15,465	(5,049)	(3)	10,416

Net loss	$(11,762)	$(48,605)		$(60,367)

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2008

(dollars in thousands)

(1)	Represents the pro forma incremental interest expense resulting from the new debt, assuming an overall weighted average interest rate of 8.79% on all indebtedness. This pro forma adjustment also includes the amortization of debt issuance costs associated with the new debt. The interest expense pro forma adjustment consists of the following:

Estimated interest expense on new debt	$121,479
Adjust for interest expense on retired debt	(83,775)
Amortization of new debt issuance costs and discounts	19,517
Adjust for amortization of debt issuance costs for retired debt	(4,533)
Actual interest rate swap contract expense	(3,720)

Total interest cost differential	$48,968

The estimated interest rate set forth above is solely for illustrative purposes and reflects assumptions with respect to the debt financing for the Transactions, including but not limited to assumptions regarding the availability of each of the debt obligations at and after closing on financial terms currently contemplated and the interest rates applicable to each such obligation, that are subject to changes that may be material.

In addition, the estimated interest rate set forth above, and the associated interest payments to be made by JohnsonDiversey, Inc. and/or one or more of our subsidiaries, are subject to negotiation of the definitive debt financing documents and the expected issuance of the senior notes pursuant to a private placement.

An increase or decrease in the weighted average interest rate on new debt by 12.5 basis points will decrease or increase earnings before provision for income taxes, as the case may be by approximately $1.7 million.

(2)	Represents the pro forma de-recognition of interest income on net amounts owed by Unilever.

(3)	Represents the income tax effect of the preceding pro forma adjustments. The pro forma adjustments increasing or decreasing non-U.S. pre-tax income from continuing operations have been tax-effected using the relevant statutory income tax rate. The pro forma adjustments increasing U.S. pre-tax loss from continuing operations allows for an additional income tax benefit in continuing operations. The additional income tax benefit in continuing operations is offset by recording additional income tax expense in discontinued operations. In accordance with ASC Topic 740, Income Taxes, the income tax benefit from use of the pre-tax loss from continuing operations to offset income in discontinued operations is reported as an income tax benefit for continuing operations.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the fiscal years ended December 31, 2004, December 30, 2005, December 29, 2006, December 28, 2007 and December 31, 2008 and for the nine months ended September 26, 2008 and October 2, 2009.

	Fiscal Year Ended					Nine Months Ended
	December 31, 2004 (unaudited)	December 30, 2005 (unaudited)	December 29, 2006 (unaudited)	December 28, 2007 (unaudited)	December 31, 2008 (unaudited)	September 26, 2008 (unaudited)	October 2, 2009 (unaudited)
	(dollars in thousands)
Ratio of earnings to fixed charges (1)	0.89	0.58	(0.62)	0.78	1.23	1.72	2.12
Deficiency (if ratio of earnings to fixed charges is less than 1.00)	$16,384	$71,786	$237,096	$29,029	N/A	N/A	N/A

(1)	For purposes of computing our ratio of earnings to fixed charges, (a) ”earnings” consist of pre-tax income from continuing operations before adjustment for income from equity investments, fixed charges and amortization of capitalized interest, less capitalized interest and the net income (loss) attributable to noncontrolling interests, and (b) ”fixed charges” consist of interest expense, the interest component of rental expense and capitalized interest.

THE TRANSACTIONS

Summary

On October 7, 2009, we and Holdings entered into a series of agreements in connection with the Transactions, which are summarized below. Pursuant to the terms of these agreements, the Transactions will consist of the following:

•

the recapitalization of Holdings’ capital stock pursuant to an investment and recapitalization agreement, which we refer to as the Investment Agreement, among Holdings, CD&R Investor, SNW and CMH, pursuant to which:

(1)	the certificate of incorporation of Holdings will be amended and restated at the closing of the Transactions to, among other things, reclassify the common stock of Holdings such that (a) the outstanding class A common stock of Holdings will be reclassified as new class A common stock, which will have voting rights, and (b) the outstanding class B common stock of Holdings will be reclassified as new class B common stock, which will not have voting rights except to the extent required by Delaware law,

(2)	new class A common stock of Holdings representing approximately 45.9% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant (described below)) will be issued to the CD&R Investor Parties in exchange for approximately $477 million in cash,

(3)	pursuant to the amended and restated certificate of incorporation of Holdings, the shares of outstanding class A common stock of Holdings held by CMH will be reclassified, without any action on the part of CMH, as new class A common stock of Holdings representing approximately 49.1% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant), and

(4)	new class A common stock of Holdings representing approximately 1.0% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant) will be issued to SNW in exchange for approximately $9.9 million in cash;

•

the repurchase of all of the common equity ownership interests of Holdings currently held by Marga and its affiliates pursuant to a redemption agreement among Holdings, CMH, Unilever, Marga, Conopco and JohnsonDiversey, which we refer to as the Redemption Agreement, in exchange for:

(1)	cash equal to $158 million and the settlement of certain amounts owing by Unilever and its affiliates to Holdings and its affiliates, including JohnsonDiversey, and owing to Unilever and its affiliates by Holdings and its affiliates, including JohnsonDiversey and CMH,

(2)	a warrant, which we refer to as the Warrant, issued by Holdings to an affiliate of Unilever to purchase shares of new class A common stock of Holdings representing 4.0% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant), and

(3)	one or more promissory notes, which we refer to as the new Holdings senior notes, issued by Holdings to one or more affiliates of Unilever in the initial aggregate principal amount of $250 million and bearing interest at an annual rate of 10.5% that will be initially paid-in-kind, or PIK;

•

the termination of the stockholders’ agreement among Holdings, CMH and Marga, as amended and restated as of December 19, 2008, which we refer to as the Prior Stockholders’ Agreement, and all obligations thereunder, other than confidentiality obligations;

•

the termination of the purchase agreement, which we refer to as the Acquisition Agreement, among Holdings, JohnsonDiversey and Conopco, dated as of November 20, 2001, as amended, pursuant to which we acquired the DiverseyLever business, and all obligations thereunder, other than certain tax and environmental indemnification rights and obligations;

•	the entry into a new stockholders agreement among CMH, Holdings, the CD&R Investor Parties and SNW, which we refer to as the Stockholders Agreement;

•

the entry into a registration rights agreement among CMH, Holdings, the CD&R Investor Parties, SNW, one or more affiliates of Unilever and the other parties from time to time party thereto, which we refer to as the Holdings Registration Rights Agreement;

•

the entry into a registration rights agreement between Holdings and one or more affiliates of Unilever in respect of the new Holdings senior notes, which we refer to as the Holdings Notes Registration Rights Agreement;

•

following the closing of the Transactions, the entry into new compensation arrangements with the officers and senior management team of Holdings and JohnsonDiversey that will provide for, among other things, the purchase or award of new class B common stock of Holdings and options to purchase new class B common stock of Holdings representing in the aggregate up to approximately 12.0% of the outstanding common stock of Holdings at the closing of the Transactions to such officers and senior managers, which we refer to as the Management Equity Awards;

•

the amendment and restatement of certain commercial agreements between SCJ and JohnsonDiversey, including a license to use certain SCJ brand names and technology and a lease with SCJ for our Waxdale manufacturing facility in Sturtevant, Wisconsin, and the amendment of certain commercial agreements between Unilever and JohnsonDiversey; and

•	the refinancing of certain of JohnsonDiversey’s and Holdings’ outstanding debt obligations, which will include:

(1)	the repurchase or redemption by JohnsonDiversey of its outstanding senior subordinated notes and by Holdings of the outstanding Holdings senior discount notes,

(2)	the repayment of all outstanding obligations under our existing senior secured credit facilities and the termination thereof,

(3)	the entry into our new $1.25 billion senior secured credit facilities, and

(4)	the expected issuance and sale of the senior notes pursuant to a private placement.

Each of the primary documents relating to the Transactions is summarized in greater detail below.

Transaction Documents

Investment Agreement

On October 7, 2009, Holdings entered into the Investment Agreement pursuant to which the Holdings capital stock will be recapitalized at the closing of the Transactions by:

•

the amendment and restatement of the certificate of incorporation of Holdings to provide, among other things, for two new classes of common stock of Holdings, the new class A common stock, which will have voting rights, and the new class B common stock, which will not have any voting rights except to the extent required by Delaware law;

•

the issuance of new class A common stock of Holdings representing approximately 45.9% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant (as described below under “—Unilever Warrant”)) to the CD&R Investor Parties in exchange for approximately $477 million in cash;

•

pursuant to the amended and restated certificate of incorporation of Holdings, the reclassification of the shares of existing class A common stock of Holdings held by CMH, without any action on the part of CMH, as new class A common stock of Holdings representing approximately 49.1% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant); and

•

the issuance of new class A common stock of Holdings representing approximately 1.0% of the outstanding common stock of Holdings (immediately after giving effect to the Transactions and assuming the exercise of the Warrant) to SNW (or, under certain circumstances, CMH or CD&R Investor) in exchange for approximately $9.9 million in cash.

The Investment Agreement also contemplates the repurchase by Holdings (or an affiliate) of all of the common stock of Holdings currently held by Marga in accordance with and subject to the terms set forth in the Redemption Agreement (as described below under “—Redemption Agreement”).

Conditions

The obligations of the parties under the Investment Agreement are subject to certain conditions, including:

•	the repurchase of all of the common equity ownership interests of Holdings currently held by Marga;

•

the completion of certain debt financing on terms acceptable to each of CD&R Investor, Holdings and CMH in its reasonable judgment (exercised in good faith), and the repayment of certain outstanding debt obligations of Holdings and its subsidiaries;

•

the receipt by the board of directors of Holdings, which we refer to as the Holdings Board, of an opinion relating to the solvency of Holdings and its subsidiaries on a consolidated basis immediately after the closing of the Transactions;

•	the absence of a material adverse effect with respect to Holdings and its subsidiaries since July 3, 2009;

•	the payment of a $25 million deal fee to Clayton, Dubilier & Rice Holdings, L.P. or its designee; and

•

other closing conditions customary for agreements of this type, including the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (with respect to which early termination has been granted), and the Council Regulation (EC) No. 139/2004 of 20 January 2004, compliance with the antitrust or competition laws of certain other jurisdictions, the accuracy of each party’s representations and warranties and the performance by each party of its covenants under the Investment Agreement.

Representations and Warranties; Covenants

Holdings made certain representations and warranties in the Investment Agreement and agreed to certain covenants, including:

•	to continue operating the business of Holdings and its subsidiaries in the ordinary course prior to the closing of the Transactions;

•	to give CD&R Investor and its representatives access to the offices, properties, books and records of Holdings and its subsidiaries;

•	to provide CD&R Investor with monthly management reports and financial statements;

•	to not solicit or engage in solicitation, negotiation or substantive discussion with respect to other transactions in lieu of the transactions described herein; and

•	to pay certain transaction-related taxes.

Holdings also agreed to use its reasonable best efforts to arrange and obtain debt financing consisting of at least $1.41 billion (less certain existing debt that is not refinanced) and a revolving credit facility of at least $250 million on terms and conditions acceptable to each of CD&R Investor, CMH and Holdings in its reasonable judgment (acting in good faith).

Termination

The Investment Agreement may be terminated under the following conditions:

•	by the mutual agreement of Holdings, CMH and CD&R Investor prior to the closing of the Transactions;

•	by Holdings or CD&R Investor if the closing of the Transactions has not occurred prior to February 16, 2010;

•

by Holdings or CD&R Investor if any law makes the Transactions illegal or otherwise prohibited or a judgment, injunction, order or decree enjoins any party to the Investment Agreement from consummating the Transactions;

•	by CD&R Investor if Holdings, CMH or SNW has breached any representation or warranty or failed to perform any covenant under the Investment Agreement (subject to a cure period);

•	by Holdings or CMH if CD&R Investor has breached any representation or warranty or failed to perform any covenant under the Investment Agreement (subject to a cure period);

•

by Holdings, CMH or CD&R Investor if the required debt financing has not been obtained prior to February 16, 2010, provided that the terminating party’s failure to comply with representations and warranties regarding debt financing was not the proximate cause of debt financing not being obtained; or

•	by CMH or CD&R Investor if the Redemption Agreement has been terminated.

Redemption Agreement

On October 7, 2009, Holdings entered into the Redemption Agreement pursuant to which all of the common stock of Holdings currently held by Marga and its affiliates will be repurchased in exchange for:

•	an amount of cash equal to $158 million and the settlement of certain amounts owing by Unilever to Holdings or us and owing to Unilever by Holdings and CMH;

•

the Warrant (see “—Unilever Warrant”), issued by Holdings to one or more affiliates of Unilever to purchase shares of new class A common stock of Holdings representing approximately 4.0% of the outstanding common stock of Holdings immediately after giving effect to the Transactions and assuming the exercise of the Warrant; and

•	the new Holdings senior notes in the initial aggregate principal amount of $250 million, issued by Holdings to one or more affiliates of Unilever (see “—New Holdings Senior Notes”).

The Redemption Agreement provides that, effective as of the closing of the Transactions, the rights and obligations of Holdings, Marga and their respective affiliates under (1) the Acquisition Agreement, other than certain tax and environmental indemnification rights and obligations, will be terminated, (2) the Prior Stockholders’ Agreement, other than certain confidentiality obligations, will be terminated and (3) certain provisions of the Umbrella Agreement described under “Certain Relationships and Related Transactions—Relationships with Unilever—Agency Agreements—Umbrella Agreement” relating to the settlement of certain working capital payables will be deemed satisfied and terminated.

The obligations of the parties under the Redemption Agreement are subject to certain conditions, including:

•	the closing of the Transactions contemplated by the Investment Agreement;

•	the receipt by the Holdings Board of an opinion relating to the solvency of Holdings and its subsidiaries on a consolidated basis immediately after the closing of the Transactions; and

•	other closing conditions customary for agreements of this type, including the accuracy of each party’s representations and warranties.

Holdings made certain representations and warranties in the Redemption Agreement and agreed to certain covenants, including to use its reasonable best efforts to obtain any governmental approvals or third party consents required to be obtained in connection with the Transactions contemplated by the Redemption Agreement and to take all further actions required to consummate the Transactions contemplated by the Redemption Agreement.

The Redemption Agreement may be terminated under the following conditions:

•	by the mutual agreement of the parties thereto prior to the closing of the Transactions;

•	by Holdings or Marga if the Investment Agreement is terminated;

•	by Holdings if Marga has breached any representation or warranty or any of Unilever, Marga, or Conopco has failed to perform any covenant under the Redemption Agreement (subject to a cure period); or

•	by Marga if we have or Holdings has breached any representation or warranty or failed to perform any covenant under the Redemption Agreement (subject to a cure period).

Pursuant to the Redemption Agreement, at the closing of the Transactions, certain commercial agreements between us and Unilever, including the Umbrella Agreement and the License Agreement, will be amended to remove specified termination rights. See “Certain Relationships and Related Transactions.”

Unilever Warrant

Pursuant to the Redemption Agreement, at the closing of the Transactions, Holdings will issue to one or more affiliates of Unilever the Warrant, which will entitle the holder thereof to purchase shares of class A common stock of Holdings representing approximately 4.0% of the outstanding common stock of Holdings immediately after giving effect to the Transactions, on the terms and subject to the conditions set forth in the Warrant. The initial exercise price of the Warrant is $0.01 per share, subject to adjustment as set forth in the Warrant.

The Warrant is exercisable on or after (1) an underwritten public offering of the class A common stock of Holdings, (2) a transfer of shares of the class A common stock of Holdings by CMH or CD&R Investor to which the tag-along right (see “—Stockholders Agreement and Stockholder Consent Rights—Tag-Along Right”) or the drag-along right (see “—Stockholders Agreement and Stockholder Consent Rights—Drag-Along Right”) set forth in the Stockholders Agreement apply or (3) a change of control of Holdings. Moreover, the Warrant is exercisable only in connection with a sale of the shares of class A common stock of Holdings underlying the Warrant, which we refer to as the Warrant Shares, to certain persons or entities that are not affiliates of CMH or CD&R Investor. Except as otherwise permitted by the terms of the Warrant, prior to the sixth anniversary of the closing of the Transactions, the Warrant or the Warrant Shares, as the case may be, may not be transferred to a purchaser other than certain financial sponsors and entities that purchase the Warrant or the Warrant Shares as an investment activity.

Right of First Offer

A transfer of the Warrant or the Warrant Shares is subject to a right of first offer to purchase the Warrant or the Warrant Shares by CMH, except if such transfer is being made in connection with (1) an underwritten public offering of the class A common stock of Holdings, (2) a transfer of shares of the class A common stock of Holdings by CMH or CD&R Investor to which the tag-along right (see “—Stockholders Agreement and Stockholder Consent Rights—Tag-Along Right”) or the drag-along right (see—“Stockholders Agreement and Stockholder Consent Rights—Drag-Along Right”) set forth in the Stockholders Agreement apply or (3) a change of control of Holdings.

Drag-Along Right

If either CMH or CD&R Investor proposes to sell 90% or more of the shares of class A common stock of Holdings held by it and its permitted transferees and equity purchase assignees in accordance with the drag-along rights set forth in the Stockholders Agreement (see “—Stockholders Agreement and Stockholder Consent Rights—Drag-Along Right”), then the holder of the Warrant will be required to sell the portion of the Warrant representing the same proportion of the Warrant Shares (or sell such Warrant Shares if elected by the purchaser in the transaction) for the same per share consideration as CMH or CD&R Investor, as the case may be. The holder of the Warrant will be required to provide representations, warranties and indemnification only as to its ownership of the Warrant and the Warrant Shares and authority to transfer the Warrant Shares with respect to such transfer.

Tag-Along Right

The holder of the Warrant is entitled to the benefit of the tag-along rights provided to stockholders of Holdings under the Stockholders Agreement, except that the holder of the Warrant will not be required to provide representations, warranties and indemnification with respect to such transfer other than those that relate to its ownership of and authority to transfer the Warrant Shares. Such rights are summarized under the heading “—Stockholders Agreement and Stockholder Consent Rights—Tag-Along Right”.

Equity Purchase Rights

If Holdings proposes to sell or issue new equity securities, the holder of the Warrant has the right to purchase a warrant with substantially the same terms and conditions as the Warrant that is exercisable for a number of equity securities that is equal to the holder’s pro rata share of all or any part of such new equity securities. These equity purchase rights of the holder of the Warrant will terminate upon the consummation of an initial public offering of Holdings’ common stock with aggregate cash proceeds of at least $100 million, which we refer to as a Qualified IPO.

Registration Rights

In connection with the valid exercise of the Warrant prior to or after a public offering by Holdings, the Warrant Shares are subject to the restrictions set forth in, and entitled to the benefits of, the Holdings Registration Rights Agreement (see “—Holdings Registration Rights Agreement”).

New Holdings Senior Notes

Pursuant to the Redemption Agreement, at the closing of the Transactions, Holdings will issue to one or more affiliates of Unilever the new Holdings senior notes in the initial aggregate principal amount of $250 million. The new Holdings senior notes will bear interest at an annual rate of 10.5%, which we refer to as the Interest Rate, and will mature on the earlier of (a) 11 years after the closing of the Transactions and (b) 180 days after the latest maturity date of any new third-party indebtedness that refinances existing indebtedness of Holdings and its subsidiaries, including us, on or prior to the closing of the Transactions. Prior to the fifth anniversary of the closing of the Transactions, which we refer to as the Cash Pay Date, and unless otherwise elected by Holdings, Holdings will not be required to pay cash interest on the new Holdings senior notes, and the principal amount of the new Holdings senior notes will accrete at the Interest Rate from the initial principal amount of $250 million to the accreted value of the new Holdings senior notes as of the Cash Pay Date, which accreted value we refer to as the Fully Accreted Principal Amount. Beginning on the Cash Pay Date, interest will accrue on the outstanding Fully Accreted Principal Amount of the new Holdings senior notes and be payable in cash, provided that cash interest will be payable only to the extent of funds actually available for distribution by us (or any intermediate holding company) to Holdings under applicable law and any agreement governing our (or such intermediate holding company’s) indebtedness, as reasonably determined in good faith by the Holdings Board (or the board of directors of the applicable intermediate holding company).

Prior to the date, which we refer to as the Call Schedule Date, that is the earlier of (1) the Cash Pay Date and (2) the calendar month most recently ended as of the mid-point between the closing of the Transactions and the maturity date of the new Holding senior notes, the new Holdings senior notes will be redeemable at the option of Holdings, in whole at any time or in part from time to time, at a redemption price equal to 100% of the accreted value of the new Holdings senior notes plus the Applicable Premium as of the redemption date. The Applicable Premium with respect to the new Holdings senior notes as of any redemption date will be the excess of (1) the present value, as of such redemption date, of the redemption price of the new Holding senior notes (calculated as described below) on the Call Schedule Date, computed using a discount rate equal to the applicable U.S. Treasury rate plus 50 basis points over (2) the accreted value of the new Holdings senior notes as of such redemption date. After the Call Schedule Date, the new Holdings senior notes will be redeemable at the option of Holdings, in whole at any time or in part from time to time, at a redemption price initially equal to 105.25% of the accreted value of the new Holdings senior notes as of the redemption date, which redemption price will decline ratably to 100.00% of the accreted value of the new Holdings senior notes no later than two years prior to the maturity date of the new Holdings senior notes. In the event of any such redemption after the Cash Pay Date, the payment for the new Holdings senior notes so redeemed will include accrued and unpaid interest thereon, if any, to the redemption date.

In addition, at certain times and on one or more occasions, Holdings, at its option, may use the aggregate proceeds of one or more equity offerings to redeem up to 35% of the aggregate accreted value of the new Holdings senior notes at a redemption price equal to 110.50% of the accreted value of the new Holdings senior notes as of the redemption date; provided, that at least 65% of the aggregate accreted value of the new Holdings senior notes remains outstanding immediately after any such redemption.

In the event of a change of control of Holdings, Holdings will be required to make an offer to purchase the new Holdings senior notes in cash at a purchase price equal to 101% of the accreted value of the new Holdings senior notes as of, plus (in the case of any repurchase after the Cash Pay Date) accrued and unpaid interest, if any, to, the date of repurchase.

Notwithstanding the foregoing, for so long as the new Holdings senior notes are held by Unilever or a controlled affiliate of Unilever, Holdings may purchase the new Holdings senior notes at a price equal to (a) prior to the Cash Pay Date, 100% of the accreted value of the new Holdings senior notes and (b) after the Cash Pay Date, the Fully Accreted Principal Amount plus accrued and unpaid interest, if any, to the date of repurchase.

The indenture governing the new Holdings senior notes will contain customary covenants and events of default. In addition, affiliates of Unilever, as holders of the new Holdings senior notes, will have the benefit of the Holdings Notes Registration Rights Agreement between Holdings and one or more affiliates of Unilever to be entered into as of the closing of the Transactions. Pursuant to the Holdings Notes Registration Rights Agreement, Holdings will agree to register the new Holdings senior notes for resale by affiliates of Unilever and otherwise assist such affiliates of Unilever in the public or private resale of the new Holdings senior notes.

The new Holdings senior notes will be direct obligations of Holdings. Neither we nor any of our direct or indirect subsidiaries will guarantee the new Holdings senior notes. None of us, any of our direct or indirect subsidiaries, any other direct or indirect subsidiary of Holdings, SCJ, CMH, CD&R, CD&R Investor or Unilever, or any other person or entity other than Holdings, will have any obligations with respect to the new Holdings senior notes.

Stockholders Agreement and Stockholder Consent Rights

At the closing of the Transactions, Holdings, CMH, the CD&R Investor Parties and SNW will enter into the Stockholders Agreement, which will provide for certain governance and other rights.

Corporate Governance

Pursuant to the Stockholders Agreement, the board of directors of Holdings, which we refer to as the Holdings Board, will initially be comprised of eleven directors. Each of CMH and CD&R Investor will initially have the right to designate five directors, including two independent directors, to the Holdings Board. The Chief Executive Officer of Holdings will be the eleventh director. The rights of CMH and CD&R Investor to designate directors to the Holdings Board are subject to reduction if the ownership interest in Holdings of CMH, SNW, and their respective permitted transferees and assignees of equity purchase rights, which we collectively refer to as the CMH Holders, or the CD&R Investor and its permitted transferees and assignees of equity purchase rights, which we collectively refer to as the CD&R Holders, as applicable, declines below certain threshold levels set forth in the Stockholders Agreement. CMH will have the right to designate the Chairman of the Holdings Board so long as Holdings has not completed a Qualified IPO and the CMH Holders own at least 25% of the class A common stock of Holdings.

Pursuant to the terms of the Stockholders Agreement, CMH and CD&R Investor will cooperate in good faith to evaluate the performance of the Chief Executive Officer of Holdings and perform succession planning. If Holdings’ EBITDA (as that term is defined in the Stockholders Agreement) for each of two successive full fiscal year periods is more than 10% less than the budgeted EBITDA established for each such fiscal year, then each of CMH and CD&R Investor may terminate the Chief Executive Officer without obtaining the Requisite Approval (as defined below under the heading “—Stockholder Consent Rights”). In such event, an operating partner of CD&R will serve as interim Chief Executive Officer of Holdings for a period of up to 15 months. If no replacement Chief Executive Officer has been hired with the Requisite Approval prior to the first anniversary of the former Chief Executive Officer’s termination or resignation, then the independent directors of Holdings will hire the replacement Chief Executive Officer with input from each of CMH and CD&R Investor.

Stockholder Consent Rights

As discussed under the heading “—Investment Agreement” above, the Investment Agreement provides that Holdings’ existing certificate of incorporation will be amended and restated at the closing of the Transactions. Pursuant to the amended and restated certificate of incorporation and the Stockholders Agreements, Holdings and its subsidiaries, including our company, will be prohibited from taking certain corporate actions without the prior approval of the Holdings Board, CMH and CD&R Investor, which approval we refer to as the Requisite Approval. The Requisite Approval will require the approval of CMH and CD&R Investor for so long as the CMH Holders or the CD&R Holders, as applicable, own at least 20% of the class A common stock of Holdings.

Subject to certain exceptions, the corporate actions requiring the Requisite Approval will include:

•

acquisitions or dispositions with a purchase or sale price of more than $50 million, or acquisitions or dispositions completed in any 12-month period with an aggregate purchase or sale price of more than $100 million;

•	the issuance of additional shares of common stock or other equity-related interests;

•	mergers, consolidations and sales of all or substantially all of Holdings’ assets or equity;

•	a voluntary liquidation or the commencement of bankruptcy or insolvency proceedings;

•	the entry into of any new material line of business and any other material change in the nature of Holdings’ business;

•	the payment or declaration of any dividend or other distribution;

•

the incurrence of additional indebtedness, subject to certain permitted exclusions, including the refinancing of Holdings’ and our debt obligations that are outstanding at the closing of the Transactions;

•	the settlement of material legal proceedings;

•	the entry into of affiliate transactions;

•	the redemption, acquisition or other purchase of Holdings’ equity securities;

•	an amendment of Holdings’ existing certificate of incorporation or by-laws;

•

the adoption or amendment of any stock option, restricted stock or similar equity-based plan that would result in the number of shares reserved for the Management Equity Awards exceeding 12% of the outstanding common stock of Holdings (measured on an as-converted basis as of the closing of the Transactions);

•	the amendment of the charters of committees of the Holdings Board or the establishment of any new committees of the Holdings Board;

•	a change to the size or composition of the Holdings Board or any committee of the Holdings Board;

•	the replacement and appointment of the Chairman of the Holdings Board;

•	until the fourth anniversary of the closing of the Transactions, the commencement of an initial public offering;

•	the approval of Holdings’ annual budget;

•	a change in Holdings’ independent auditors;

•	a change to the location of Holdings’ worldwide corporate headquarters and principal office from the Sturtevant, Wisconsin area; and

•

the implementation of a restructuring plan pursuant to which more than 10% of the worldwide employees of Holdings and its subsidiaries as of the closing of the Transactions would cease to be employed by Holdings and its subsidiaries.

Transfer Restrictions

Pursuant to the Stockholders Agreement, prior to the fourth anniversary of the closing of the Transactions, each stockholder of Holdings is prohibited from transferring any shares of Holdings’ common stock other than (a) to certain permitted transferees, (b) transfers constituting no more than 1% of the outstanding common stock of Holdings in the aggregate, (c) transfers in connection with (or after the completion of) a Qualified IPO or (d) transfers with the prior consent of CMH and CD&R Investor and subject to the right of first offer (see “—Right of First Offer”) and the tag-along right (see “—Tag-Along Right”).

Following the fourth anniversary of the closing of the Transactions, if Holdings has not completed a Qualified IPO, then each stockholder of Holdings may transfer shares of Holdings’ common stock subject to the right of first offer (see “—Right of First Offer”) and the tag-along right (see “—Tag-Along Right”). Notwithstanding the foregoing sentence, prior to the sixth anniversary of the closing of the Transactions, without the prior written consent of CMH and CD&R Investor, no stockholder may transfer shares of Holdings’ common stock to a purchaser other than certain financial sponsors and entities that purchase the shares as an investment activity.

Right of First Offer

Pursuant to the Stockholders Agreement, if a stockholder proposes to transfer shares of Holdings’ common stock, such transfer is subject to a right of first offer by Holdings to purchase the shares proposed to be transferred on the same terms and conditions as the proposed transfer. If Holdings elects not to purchase all or any of the shares proposed to be transferred, then each other stockholder of Holdings has a right of first offer to purchase its pro rata share of the shares proposed to be transferred on the same terms and conditions as the proposed transfer. The right of first offer will terminate upon the consummation of a Qualified IPO and does not apply to a transfer of less than 1% of the class A common stock of Holdings or a drag-along transaction (see “—Drag-Along Right”).

Tag-Along Right

Pursuant to the Stockholders Agreement, if a stockholder proposes to transfer shares of Holdings’ common stock, each other stockholder will have the right to participate in the transfer on the same terms and conditions up to such stockholder’s pro rata share of the proposed transfer. The Stockholders Agreement permits the stockholder that proposes to transfer its shares to satisfy the tag-along obligations by proceeding with the proposed transfer and, after the closing of such transfer, acquiring the shares of common stock that each other stockholder was entitled to sell pursuant to the tag-along right on the same terms and conditions. The tag-along right will terminate upon the consummation of a Qualified IPO and does not apply to a transfer of less than 1% of the class A common stock of Holdings or a drag-along transaction (see “—Drag-Along Right”).

Drag-Along Right

Beginning 90 days following the sixth anniversary of the closing of the Transactions, if CMH or CD&R Investor propose to sell at least 90% of the shares of Holdings’ common stock held by the CMH Holders or the CD&R Holders, as applicable, which we refer to as a drag-along transaction, then each other stockholder will be required to sell the same proportion of its shares of Holdings’ common stock on the same terms and conditions, if so requested by the transferring stockholder. In order to exercise the drag-along right, the CMH Holders or CD&R Holders, as applicable, must own at least 30% of the class A common stock of Holdings. The right to initiate a drag-along transaction will terminate upon the consummation of a Qualified IPO.

Notwithstanding the foregoing, prior to the drag-along transaction, CMH or CD&R Investor (for so long as that stockholder, together with its permitted transferees, owns at least 30% of the class A common stock of Holdings), as applicable, will have a call option to acquire all of the shares of common stock proposed to be transferred by the stockholder initiating the drag-along transaction. If the call option is exercised, the shares will be purchased at a price to be determined by three nationally-recognized investment banks using customary valuation methodologies in the manner set forth in the Stockholders Agreement. If CMH or CD&R Investor purchases shares pursuant to a call option and sells all or substantially all of the equity or assets of Holdings within 12 months following the closing of the call option at a higher per share price, the stockholder that exercised the call option will be required to pay to the stockholder whose shares were purchased pursuant to the call option an amount equal to the difference between the call option price and the price received in the subsequent transfer of all or substantially all of Holdings’ equity or assets.

Qualified IPO

Following the fourth anniversary of the closing of the Transactions, CMH or CD&R Investor may cause Holdings to consummate a Qualified IPO, pursuant to which each stockholder will have the right to sell a pro rata portion of its shares of the common stock of Holdings. In order to initiate a Qualified IPO, the CMH Holders or CD&R Holders, as applicable, must own at least 30% of the class A common stock of Holdings.

Notwithstanding the foregoing, prior to the consummation of a Qualified IPO, CMH or CD&R Investor (for so long as that stockholder, together with its permitted transferees, owns at least 30% of the class A common stock of Holdings), as applicable, will have a call option to acquire all of the shares of common stock owned by the stockholder initiating the Qualified IPO. If the call option is exercised, the shares will be purchased at a price to be determined by three nationally-recognized investment banks using customary valuation methodologies in the manner set forth in the Stockholders Agreement.

Recapitalization Transaction

Following the fourth anniversary of the closing of the Transactions, CMH or CD&R Investor may effect a recapitalization of Holdings, in which cash of Holdings and its subsidiaries, whether on hand or obtained by incurring additional indebtedness, is distributed to all holders of common stock of Holdings on a pro rata basis. In order to initiate such a recapitalization transaction, the CMH Holders or CD&R Holders, as applicable, must own at least 30% of the class A common stock of Holdings. The right to cause a recapitalization transaction will terminate upon the consummation of a Qualified IPO.

Equity Purchase Rights

Pursuant to the Stockholders Agreement, Holdings will grant each of CMH, the CD&R Investor Parties, SNW and their respective permitted transferees the right to purchase their pro rata share of all or any part of certain new equity securities that Holdings proposes to sell or issue. The preemptive rights of the stockholders will terminate upon the consummation of a Qualified IPO.

Non-Competition

Pursuant to the Stockholders Agreement, for so long as the CD&R Holders own at least 20% of the outstanding capital stock of Holdings, CD&R Investor and its affiliates will not purchase equity shares having a voting interest, or make any investment convertible into equity shares having a voting interest, of more than 19.9% of the voting shares of Ecolab, Inc., The Clorox Company, The Proctor & Gamble Company, Unilever, the personal care business of Sara Lee or Reckitt Benckiser Group plc or any of their respective subsidiaries.

Holdings Registration Rights Agreement

At the closing of the Transactions, Holdings, CMH, the CD&R Investor Parties and one or more affiliates of Unilever will enter into the Holdings Registration Rights Agreement under which Holdings will grant CMH and CD&R Investor customary demand registration rights, and such stockholders and other stockholders party to the agreement customary piggyback registration rights. The Holdings Registration Rights Agreement also will provide registration rights to the holder of the Warrant in accordance with the terms of the Warrant and, following the occurrence of certain events, the Warrant Shares held by such holder will be deemed to be registrable securities for the purposes of the Holdings Registration Rights Agreement. In addition, the Holdings Registration Rights Agreement will grant to the holder of the Warrant tag-along rights as described above under the heading “—Stockholders Agreement and Stockholder Consent Rights—Tag-Along Right” with respect to the Warrant Shares as if the holder were a party to the Stockholders Agreement.

Indemnification Agreements

At the closing of the Transactions, Holdings will enter into separate indemnification agreements with each of CMH and CD&R Investor, which we refer to as the Indemnification Agreements. Under the Indemnification Agreements, Holdings will agree to indemnify CMH, CD&R Investor, certain of their affiliates and certain of their respective employees, partners and representatives for certain losses with respect to the Transactions, including with respect to securities filings, and certain losses arising out of service as a director or officer of Holdings or its subsidiaries, including certain alleged breaches of fiduciary duties by such indemnified parties. The Indemnification Agreement with CD&R Investor also provides indemnification for losses arising out of the performance of services by CD&R Investor and certain of its affiliates, employees, partners and representatives for Holdings and its subsidiaries. Holdings’ indemnification obligations under the Indemnification Agreements will be primary to any similar rights to which CMH, CD&R Investor or their respective affiliates may be entitled under any other agreement or document.

Consulting Agreement

At the closing of the Transactions, we and Holdings will enter into a consulting agreement with CD&R, which we refer to as the Consulting Agreement, pursuant to which CD&R will provide certain management, consulting, advisory, monitoring and financial services to Holdings, us and our subsidiaries. In consideration for such services, Holdings will (1) pay CD&R an annual fee of $5 million, which is subject to increase if an employee of CD&R or any of its affiliates is appointed to an executive management position of Holdings, and (2) reimburse CD&R for its reasonable out-of-pocket expenses incurred in the course of rendering such services.

The Consulting Agreement will terminate upon the earlier to occur of (a) the tenth anniversary of the closing of the Transactions and (b) the date on which CD&R Investor ceases to own at least 25% of the class A common stock of Holdings. In addition, at any time following a Qualified IPO, Holdings may terminate the Consulting Agreement with 12 months’ prior notice to CD&R. CD&R may terminate the Consulting Agreement at any time with 30 days’ prior notice to Holdings. In the event of any termination of the Consulting Agreement, Holdings will be required to pay in cash to CD&R any unpaid installment of the annual fee and all expenses due under the Consulting Agreement with respect to periods prior to the termination date.

Management Equity Awards

Shortly after the closing of the Transactions, Holdings expects to implement a new management equity program, which we refer to as the New Equity Program. Shares of non-voting class B common stock representing an aggregate of 12.0% of the outstanding common stock of Holdings at the closing of the Transactions, on a fully diluted basis, are proposed to be available for issuance to management under the New Equity Program. A portion of these shares will be subject to awards granted at the closing of the Transactions, and a portion will be held in reserve for future awards.

Holdings expects that the New Equity Program and the Management Equity Awards will have three features: (1) direct cash purchases of shares of class B common stock of Holdings; (2) the investment of outstanding awards under Holdings’ existing cash long-term incentive program in notional, or phantom, shares of class B common stock of Holdings, which will be converted into actual shares of class B common stock at a future date; and (3) grants of options to purchase shares of class B common stock.

Regulatory Approvals

The Transactions are subject to obtaining all requisite approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which have been obtained), the Council Regulation (EC) No. 139/2004 of 20 January 2004 and any similar foreign antitrust or anti-competition laws.

MANAGEMENT

Board of Directors

Upon the closing of the Transactions, the Holdings Board is expected to consist of eleven directors. Pursuant to the Stockholders Agreement, each of CMH and CD&R Investor will initially have the right to designate five directors, including two independent directors, to the Holdings Board. The Chief Executive Officer of Holdings will be the eleventh director. In addition, pursuant to the Stockholders Agreement, CMH and CD&R Investor will have the right to designate directors to the board of directors of any subsidiary of Holdings, including our board of directors, in proportion to the relative number of directors then designated by CMH, on the one hand, and CD&R Investor, on the other hand, to the Holdings Board. In this regard, upon the closing of the Transactions, each of CMH and CD&R Investor is expected to designate directors to our board of directors in proportion to the relative number of directors designated by CMH, on the one hand, and CD&R Investor, on the other hand, to the Holdings Board.

The amended and restated certificate of incorporation of Holdings and the Stockholders Agreement provides the Holdings Board, CMH and CD&R Investor with rights of approval with respect to various matters relating to Holdings and its subsidiaries, including us. Such matters include, subject to specified exceptions, acquisitions and dispositions, the issuance of additional shares of capital stock, the incurrence of additional indebtedness, the entry into any new material line of business unrelated to our business, any other material change in the nature of our business and any mergers, consolidations or reorganizations. See “The Transactions—Transaction Documents—Stockholders Agreement and Stockholder Consent Rights.”

Upon the closing of the Transactions, the Holdings Board is expected to consist of the persons set forth below. In addition, each of CMH and CD&R Investor will be entitled to designate two additional independent directors.

Name	Age	Position
S. Curtis Johnson III	54	Director and Chairman (1)
Edward F. Lonergan	50	Director, President and Chief Executive Officer
Helen P. Johnson-Leipold	52	Director (1)
Clifton D. Louis	53	Director (1)
James G. Berges	62	Director (2)
George K. Jaquette	35	Director (2)
Richard J. Schnall	40	Director (2)

(1)	Represents a CMH designee to the Holdings Board. Upon the closing of the Transactions, CMH is expected to designate two independent directors to the Holdings Board.
(2)	Represents a CD&R Investor designee to the Holdings Board. Upon the closing of the Transactions, CD&R Investor is expected to designate two independent directors to the Holdings Board.

S. Curtis Johnson III has served as Chairman of Holdings since November 2001, Chairman of our company since February 1996 and Chairman of CMH since December 1999. Mr. Johnson joined SCJ in 1983. That year, he also became a general partner of Wind Point Partners, L.C., a $126 million venture capital partnership that he co-founded and in which SCJ was a major limited partner. In 1994 he was named SCJ’s Vice President-Global Business Development, a position he held until 1996. While at SCJ, Mr. Johnson also served in several other offices, including Vice President and Managing Director of Mexico Johnson, and Director-Worldwide Business Development. Mr. Johnson earned a Bachelor of Arts degree in Economics from Cornell University and a Masters of Business Administration in Marketing/Finance from Northwestern University. Mr. Johnson serves as a director of Cargill Inc. He also serves on the National Council of the World Wildlife Fund. Mr. Johnson is part of the fifth generation to lead the Johnson family enterprises.

Edward F. Lonergan has served as a director and President and Chief Executive Officer of Holdings since February 13, 2006. Mr. Lonergan has also served as President and Chief Executive

Officer of our company since February 13, 2006. Prior to joining us, Mr. Lonergan had over 25 years of experience in the consumer products industry, most recently serving as President of the European region for The Gillette Company from May 2002 until January 2006. He was employed from 1981 to April 2002 by The Procter & Gamble Company, where he held a variety of responsibilities including most recently Customer General Management assignments in Europe and the United States. Mr. Lonergan graduated from Union College of New York in 1981 with a Bachelor of Arts degree in Political Science.

Helen P. Johnson-Leipold has served as a director of Holdings since May 2002. Ms. Johnson-Leipold was a director of CMH from November 1999 – May 2003 and of our company since December 1999. Since 1999, Ms. Johnson-Leipold has been the Chairman and Chief Executive Officer of Johnson Outdoors Inc., a manufacturer and marketer of outdoor recreational equipment. In addition, since July 2004, she has been Chairman of Johnson Financial Group, a global financial services company. From 1995 through 1999, she was with SCJ in various executive positions, last serving as Vice President—North America Consumer Cleaning Products. Ms. Johnson-Leipold is a descendant of Samuel Curtis Johnson, the sister of S. Curtis Johnson III and cousin of Clifton Louis.

Clifton D. Louis has served as a director of Holdings since May 2002. Mr. Louis was a director of CMH from November 1999 – May 2003 and of our company since December 1999. Mr. Louis is the owner of The Vineyard, Inc., a retail wine store, and has been its President and Chief Executive Officer since 1985. Mr. Louis is a descendant of Samuel Curtis Johnson, a cousin of S. Curtis Johnson III and a cousin of Helen Johnson-Leipold.

James G. Berges is expected to be a director of Holdings. Mr. Berges is an operating partner of Clayton, Dubilier & Rice, Inc. Mr. Berges was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is the chairman of the board of Sally Beauty Holdings, Inc. and HD Supply, a director and chairman of the executive committee of NCI Building Systems, Inc. and a director of PPG Industries, Inc.

George K. Jaquette is expected to be a director of Holdings. Mr. Jaquette is a financial partner of Clayton, Dubilier & Rice, Inc. Prior to joining Clayton, Dubilier & Rice, Inc., Mr. Jaquette worked in the Principal Investment Area and Investment Banking Division of Goldman, Sachs & Co. He also worked at K Capital Management, a multi-strategy investment firm. Mr. Jaquette holds a Bachelor of Science from Bucknell University and Masters of Business Administration from Harvard Business School.

Richard J. Schnall is expected to be a director of Holdings. Mr. Schnall is a financial partner of Clayton, Dubilier & Rice, Inc. Prior to joining Clayton, Dubilier & Rice, Inc. in 1996, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is a director of Sally Beauty Holdings, Inc. and U.S. Foodservice. He is a graduate of the Wharton School of Business at the University of Pennsylvania and holds a Masters of Business Administration from Harvard Business School.

Board Committees

Pursuant to the Stockholders Agreement, upon the closing of the Transactions, CMH and CD&R Investor will have the right to designate directors to each committee of the Holdings Board in proportion to the relative number of directors then designated by CMH, on the one hand, and CD&R Investor, on the other hand, to the Holdings Board.

Following the closing of the Transactions, we expect that the Holdings Board will have an Audit Committee, a Compensation Committee, an Executive Committee, a Governance Committee and a Finance Committee. The Audit Committee will appoint Holdings’ independent registered public accounting firm, review the scope and results of the audits with the auditors and management, approve the scope and results of the audits, monitor the adequacy of Holdings’ system of internal controls and review

Holdings’ annual reports, auditors’ fees and non-audit services to be provided by the independent registered public accounting firm. The Compensation Committee will approve and oversee all executive compensation programs and policies. We expect the Holdings Board to determine the responsibilities of the Executive Committee, the Governance Committee and the Finance Committee and the members of each committee following the closing of the Transactions.

We expect to determine the committees of our Board of Directors, and the members of such committees, following the closing of the Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes the material terms of various agreements and arrangements that we have entered into with our directors, executive officers and affiliates, including SCJ, CD&R, CD&R Investor and Unilever, and other beneficial owners of our company.

Relationships with CMH and CD&R Investor

As described above, at the closing of the Transactions, Holdings, CMH, CD&R Investor and other parties will enter into the Stockholders Agreement and the Holdings Registration Rights Agreement. CD&R Investor and certain of its affiliates will also enter into the Consulting Agreement and an indemnification agreement with Holdings and us. CMH will also enter into an indemnification agreement with Holdings and us. At the closing of the Transactions, Holdings will amend and restate its certificate of incorporation and bylaws, which will provide certain governance and other rights to CD&R Investor and CMH. See “The Transactions—Transaction Documents.”

Relationships with SCJ

Until 1999, we were part of SCJ, a leading manufacturer and marketer of branded consumer products for air care, home cleaning, insect control, home food management and personal care founded by Samuel Curtis Johnson in 1886. In November 1999, our company was separated from SCJ in a tax-free spin-off to descendants of Samuel Curtis Johnson and the other stockholders of SCJ. Upon the consummation of the Transactions, CMH, subject to certain limitations, will have a 50.1% voting interest in Holdings. Both SCJ and CMH are majority owned and controlled, either directly or indirectly, by descendants of Samuel Curtis Johnson. In connection with our spin-off from SCJ in November 1999, we entered into a number of agreements relating to the separation and our ongoing relationship with SCJ after the spin-off. A number of these agreements relate to our ordinary course of business, while others pertain to our historical relationship with SCJ and our former status as a wholly-owned subsidiary of SCJ. The material terms of these agreements, giving effect to amendments that are expected to be made at the closing of the Transactions, are described below.

SCJ Global Agreement

On October 7, 2009, in connection with the entry into the Investment Agreement, we and SCJ entered into an agreement, which we refer to as the SCJ Global Agreement. Under the SCJ Global Agreement, SCJ (on behalf of itself and its subsidiaries) (1) consented to the Transactions and waived certain change of control termination rights it may have under its and its subsidiaries’ agreements with us and our subsidiaries in respect of the Transactions, (2) agreed that any disputes between SCJ or its subsidiaries and us or our subsidiaries under such agreements will be resolved by third party arbitration and (3) agreed otherwise to amend certain terms of the agreements described below, including the Large North American Lease, the BLA, the North American Supply Agreement, the TDLA and the ASA (each as defined below) in connection with the Transactions.

Leases

We currently have, and will continue after the closing of the Transactions to have, three operating leases with SCJ for space in SCJ’s Sturtevant, Wisconsin (Waxdale) manufacturing facility: (1) two leases used in connection with our North American operating segment; and (2) a lease used in connection with the former Polymer business, which we refer to as the Polymer Lease. Under the Polymer Lease, we lease approximately 144,000 square feet of manufacturing space for our former Polymer business. Under the other Waxdale leases, we lease approximately 180,000 square feet of manufacturing space; one lease covers approximately 4,822 square feet, which we refer to as the Small North American Lease, and the other lease covers approximately 174,896 square feet, which we refer to as the Large North American Lease. The Polymer Lease is scheduled to expire on December 31, 2009, which coincides with the term of our toll manufacturing agreement with BASF Aktiengesellschaft, which is also scheduled to terminate on December 31, 2009. We are discussing with SCJ a potential amendment of the Polymer Lease to extend it for several additional months in order to facilitate an extension of our toll manufacturing agreement with BASF Aktiengesellschaft that BASF Aktiengesellschaft has requested and to complete a mutually agreed decommissioning plan after the cessation of toll manufacturing. The Small North American Lease will expire on December 31, 2009. The Large North American Lease will expire three years and six months from the date of the closing of the Transactions. We are exploring alternate locations for our manufacturing facilities and expect to complete a transition of such facilities from the Waxdale location prior to the expiration of the Large North American Lease. See “Risk Factors—Risks Relating to Our Business—A relocation of our primary U.S. manufacturing facility could adversely affect our business, financial condition and results of operations.”

Each lease may be terminated by SCJ as a result of an event of default under the lease. The Polymer Lease and Small North American Lease may be terminated by SCJ if the license agreements or technology disclosure and license agreement referred to below terminate. We may terminate the Large North American Lease on six months’ prior notice, effective on the 30th day of June following the end of the notice period, with or without cause. For the fiscal years ended December 31, 2008, December 28, 2007 and December 29, 2006, we paid SCJ an aggregate of $2.2 million (of which $1.0 million was related to the toll manufacturing agreement), $2.2 million (of which $1.0 million was related to the toll manufacturing agreement) and $2.5 million (of which $1.4 million was related to the former Polymer Business and the toll manufacturing agreement), respectively, under the Waxdale leases. In addition to the Waxdale leases, we lease facilities in Japan from SCJ under a local sublease agreement.

License Agreements

Under the BLA, we are granted a license to sell certain SCJ products and to use specified trade names and housemarks incorporating “Johnson” (including “Johnson Wax Professional”), including the right to use the name “Johnson” in combination with our owned trade name “Diversey,” in the institutional and industrial channels of trade and, subject to certain limitations, in specified channels of trade in which both our business and SCJ’s consumer business operate, which we refer to as “cross-over” channels of trade. After the transition of our name from “JohnsonDiversey” to “Diversey” and our ceasing to use the “JohnsonDiversey” housemark, we will have additional rights, subject to certain limitations, to sell products in the cross-over channels of trade. Those rights will become available in a territory 60 days after our exit from the “JohnsonDiversey” housemark in respect of products that are not competitive with certain SCJ consumer products, and two years after our exit from the “JohnsonDiversey” housemark in respect of products that are competitive with such SCJ consumer products.

Under the BLA, SCJ grants us a license to use specified SCJ brand names in connection with various products sold in institutional and industrial channels of trade and the cross-over channels of trade and we have the right to grant sublicenses to our subsidiaries. The license to sell such SCJ licensed products will be exclusive in some countries and categories of products and non-exclusive in others. Our rights and obligations with respect to SCJ licensed products (including our ability to sell competing third party and company-branded products) in a particular territory and channel of trade will differ depending on whether such SCJ product is licensed exclusively to us in that territory in the industrial channels of trade.

We will pay SCJ a royalty fee of 6% of net sales of SCJ licensed products under the BLA. We and SCJ have agreed that SCJ will generally manufacture SCJ licensed products at a transfer price that will be calculated to give us an average gross profit margin (inclusive of royalty payments) of 38%, subject to certain minimum transfer price limitations and certain incentives if we achieve certain growth targets. See below under “—Supply Agreements.” For the fiscal years ended December 31, 2008, December 28, 2007, and December 29, 2006, we paid SCJ total royalty fees of $7.4 million, $6.1 million and $4.7 million, respectively.

The BLA will terminate by its terms on May 2, 2017. Thereafter, the BLA can be renewed, with SCJ’s consent, for successive one-year terms. Our license to use the housemark “JohnsonDiversey” will expire on the earlier of our transition to the “Diversey” name in the relevant region or August 2, 2012. At no time will SCJ be permitted to use “JohnsonDiversey” as a housemark, brand name or trade name. Our license to use the housemark “Johnson Wax Professional” will expire on May 2, 2010. SCJ’s use of the “Johnson Wax Professional” trademark and ability do business using that name will be subject to certain limitations. The BLA will terminate automatically:

•	if any subsidiary is spun off from us with a name including “Johnson”;

•	if we make any assignment for the benefit of creditors, a trustee or receiver is appointed to administer our business or we are in voluntary or involuntary bankruptcy; or

•	with respect to an affected country, if a country or governmental entity nationalizes or acquires a controlling interest in us or our sublicensee.

SCJ has the option to terminate the BLA under certain circumstances, including:

•

with respect to the BLA in its entirety or in a particular territory, depending upon the nature of the breach, if we or any of our sublicensees are in a material breach of the BLA and such breach is not cured;

•	with respect to a particular region, if we fail to meet minimum regional sales growth targets for three consecutive years in such region;

•	after the first anniversary of the date of the amendment and restatement of the BLA in connection with the Transactions, with respect to licensed products in certain non-exclusive territories;

•

if Holdings, we or any of our sublicensees enter into certain joint ventures, co-marketing arrangements, or other strategic alliances with certain competitors of SCJ; voting shares or other issued and outstanding equity interests of Holdings, we or any of our sublicensees are acquired by certain competitors of SCJ; if the BLA is directly or indirectly assigned, assumed or in any way transferred to certain competitors of SCJ; or if certain competitors of SCJ obtain control over our significant management decisions;

•	with respect to a particular product, if SCJ discontinues or sells such product; or

•

with respect to the BLA in its entirety or in a particular territory, depending upon the nature of the action, if we or any of our sublicensees promote, market, sell or distribute, directly or indirectly, including through a joint venture, co-marketing arrangement or other strategic alliance, outside of the industrial channels of trade (except to the extent permitted under the BLA in the cross-over channels of trade) in a territory any product that competes with a product that SCJ has exclusively licensed to us in such territory in the industrial channels, and such breach is not cured.

In some circumstances, however, instead of terminating, the BLA will convert into a license to use only the trade names and housemarks “JohnsonDiversey” and “Johnson Wax Professional” for the licensed periods noted above.

We will have the option to terminate the BLA with respect to a particular region in certain circumstances if the products available to us thereunder represent less than 75% of the previous year’s sales in that region.

Supply Agreements

In connection with the BLA, we will enter into new supply agreements with SCJ pursuant to which SCJ will generally manufacture the products licensed to us under the BLA. At the closing of the Transactions, we will enter into a new supply agreement with SCJ pursuant to which SCJ will supply the products licensed to us under the BLA in the United States and Canada, which we refer to as the North American Supply Agreement. We will subsequently negotiate similar agreements containing similar terms and conditions covering other territories. The pricing provisions for products licensed to us under the BLA will be those described above under “—License Agreements”. The supply agreements with respect to SCJ’s supply to us of licensed products will expire on May 2, 2017, subject to renewal, unless terminated earlier, including for breach or default under the agreement, if a specified insolvency-related event involving either party is commenced or occurs, by mutual agreement, or if the BLA is terminated or there are no licensed products available to us under the BLA.

We have historically entered into numerous supply and manufacturing agreements with SCJ. Under some of these agreements, we manufacture and supply raw materials and products to SCJ in several countries, including Japan, the Netherlands and the United States. Under other supply and manufacturing agreements, SCJ manufactures and supplies raw materials and products to us in several countries, including Argentina, Australia, Brazil, Chile, Columbia, Costa Rica, Germany, Greece, Italy, Mexico, Morocco, the Netherlands, New Zealand, Philippines, South Africa, Spain, the United Kingdom and the United States. Each of such existing supply agreements is currently for a one-year term, with renewal rights for additional one-year terms. In general, the agreements terminate for breach or default under the agreements, if a specified insolvency-related event involving either party is commenced or occurs or by mutual agreement. At or after the closing of the Transactions, we anticipate that relevant agreements will be replaced by new supply agreements as described above. The parties also expect to amend the corresponding agreements pursuant to which we supply raw materials and products to SCJ so that they are in a similar form to the North American Supply Agreement (excluding the minimum gross profit margin provisions), with modifications reasonably satisfactory to the parties.

For the fiscal years ended December 31, 2008, December 28, 2007, and December 29, 2006, we paid to SCJ an aggregate of $27.7 million, $25.3 million and $29.0 million, respectively, under these supply and manufacturing agreements for inventory purchases, and SCJ paid us an aggregate of $1.9 million, $2.2 million and $14.8 million, respectively, under the agreements for inventory purchases.

In June 2006, in connection with the divestiture of the Polymer Business, we entered into a toll manufacturing agreement with SCJ, which will expire on December 31, 2009. In addition, we separately entered into a toll manufacturing agreement with SCJ covering certain other aspects of our business, which will expire on June 30, 2011 unless we are able to negotiate an extension with SCJ. For the fiscal years ended December 31, 2008, December 28, 2007, and December 29, 2006, we paid SCJ an aggregate of $6.1 million, $5.9 million, and $2.4 million, respectively, under these toll manufacturing agreements.

Administrative Services and Shared Services Agreements

SCJ has historically provided us with certain business support services under administrative services and shared services agreements in various jurisdictions. At the closing of the Transactions, we will enter into one or more new administrative services agreements with respect to North America, which we refer to as the ASA, that will replace certain existing arrangements. Under the new ASA, SCJ will continue to provide us with a range of support services previously provided to us relating primarily to property administration, medical center services and access to an SCJ child care facility and certain recreational facilities near our Sturtevant, Wisconsin headquarters. The new ASA will generally be terminable by either party on six months’ notice, effective on the 30th day of June following the end of the notice period, subject to certain exceptions including certain limitations on each party’s ability to terminate certain services under the ASA until the termination of the Large North American Lease. Unless SCJ otherwise notifies us in accordance with the ASA, the ASA will terminate concurrently with the termination of the Large North American Lease. Pricing methodologies will be consistent with those historically used by SCJ in determining charges under similar prior arrangements between SCJ and us. For the fiscal years ended December 31, 2008, December 28, 2007, and December 29, 2006, we paid to SCJ an aggregate of $10.8 million, $12.1 million and $10.3 million, respectively, under our prior administrative services and shared services agreements.

Environmental Agreement

Under an environmental agreement with SCJ, SCJ has agreed to bear financial responsibility for, and indemnify us against, certain specified environmental liabilities existing on June 28, 1997, for sites used in our institutional and industrial businesses. Under the agreement, we are financially responsible for all other environmental liabilities that arise from or are related to the historic, current and future operation of our business and must indemnify SCJ for any losses it incurs associated with these operations. In connection with the sale of the Polymer Business, we assumed all environmental liabilities of Johnson Polymer under this agreement. Under the agreement, SCJ has the authority to manage any environmental projects as to which circumstances make it appropriate for SCJ to manage the project. Amounts paid by us to SCJ under the environmental agreement during the fiscal years ended December 31, 2008, December 28, 2007 and December 29, 2006 were not material.

Other Agreements

Under a technology disclosure and license agreement with SCJ, which we refer to as the TDLA, each party has granted to the other party certain licenses with the right to grant sublicenses to its subsidiaries, to use the technology used by that party as of the 1999 spin-off in connection with products sold by that party under its brand names and in identified channels of trade. The TDLA also provides guidelines pursuant to which the parties may voluntarily disclose and license their other technologies. Other than with respect to the perpetual licenses of certain technologies used prior to the 1999 spin-off, the TDLA terminates on May 2, 2012 unless renewed or otherwise extended by mutual agreement (such an extension is currently being negotiated between SCJ and us). Thereafter, the TDLA can be renewed, with SCJ’s consent, for successive two-year terms. No fees or royalties are paid under the TDLA.

After our 1999 separation from SCJ, SCJ continued to operate institutional and industrial businesses in various countries in which we did not have operations at that time. Under a territorial license agreement, we license the intellectual property rights to SCJ to allow it to manufacture and sell our products in those countries. SCJ pays a royalty fee based on its and its sublicensees’ net sales of Company licensed products. This agreement has an expiration date of July 2, 2010, but automatically renews for additional two-year terms unless terminated earlier by the parties on a country by country basis. Since the separation, we have established operations in several countries and have purchased the inventory and other assets relating to the institutional and industrial businesses in those countries from SCJ. The amount paid by SCJ to us under the territorial license agreement during the fiscal year ended December 31, 2008 was $0.3 million, and the amounts paid for the years ended December 28, 2007 and December 29, 2006 were not material.

CMH was party to a joint operating agreement with SCJ, dated June 17, 1999, governing the use of several airplanes. This agreement terminated as of December 28, 2007 and CMH sold its 15.3% ownership interest in those airplanes to SCJ for $4.9 million. Consequently, in 2008, except for minor miscellaneous charges, no material amounts were paid to SCJ relating to this agreement. For the fiscal years ended December 28, 2007 and December 29, 2006, we paid an aggregate of $1.1 million and $1.3 million, respectively, for operating costs and $0.1 million and $0.8 million, respectively, for capital charges, in connection with the joint operating agreement.

Relationships with Other Johnson Family Businesses

We have a banking relationship with the Johnson Financial Group, which is majority-owned by the descendants of Samuel Curtis Johnson. We paid service fees to the Johnson Financial Group totaling $0.1 million in each of the fiscal years ended December 31, 2008, December 28, 2007 and December 29, 2006. We had no loans outstanding with Johnson Financial Group for the fiscal years ended December 31, 2008, December 28, 2007 and December 29, 2006.

Relationships with Unilever

Immediately following the closing of the Transactions and assuming the exercise of the Warrant, affiliates of Unilever will own 4.0% of the outstanding common stock of Holdings and will hold the new Holdings senior notes in the initial aggregate principal amount of $250 million. Pursuant to the Redemption Agreement, certain tax and environmental indemnity obligations will survive under the Acquisition Agreement and other indemnity obligations under that agreement will be terminated at the closing of the Transactions. We have made certain pending environmental claims against Unilever. There are no tax or environmental claims by Unilever against us arising out of those indemnity obligations.

At the closing of the Transactions, one or more affiliates of Unilever will also be a party to the Holdings Registration Rights Agreement and the Holdings Notes Registration Rights Agreement. See “The Transactions—Transaction Documents.”

In addition, we are party to the certain commercial agreements with Unilever. Pursuant to the Redemption Agreement, certain of these agreements will be amended at the closing of the Transactions to delete certain termination rights of Unilever. The material terms of these agreements, giving effect to the amendments that are expected to be made at the closing of the Transactions, are described below.

Agency Agreements

In connection with the DiverseyLever acquisition, we and various of our subsidiaries entered into the Prior Agency Agreement with Unilever whereby, subject to limited exceptions, we and various of our subsidiaries act as Unilever’s sales agents in the sale of certain of Unilever’s consumer brand cleaning products to institutional and industrial end-users in most countries where DiverseyLever conducted its business prior to the closing of the acquisition. The original term of the Prior Agency Agreement was extended until December 31, 2007. On October 11, 2007 we and Unilever executed the Umbrella Agreement pursuant to which the parties agreed to the terms of (1) the New Agency Agreement, with terms substantially similar to those in the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (2) the License Agreement, under which Unilever agreed to grant 31 of our subsidiaries a license to produce and sell professional size packs of Unilever’s consumer brand cleaning products. The entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017. We refer to the New Agency Agreement, the License Agreement and the Umbrella Agreement collectively as the Replacement Agreements.

For the fiscal years ended December 28, 2007 and December 29, 2006, we received an aggregate of $91.9 million and $85.5 million, respectively, in agency fees from Unilever under the Prior Agency Agreement.

Under the Replacement Agreements, for the fiscal year ended December 31, 2008, we received an aggregate amount of $35.0 million in agency fees (New Agency Agreement) and paid an aggregate amount of $5.1 million in license fees (License Agreement).

Due to pre-existing contractual obligations with SCJ, we and our subsidiaries may not sell any Unilever products, whether directly or as an agent for Unilever, in some channels of trade that are not exclusively institutional and industrial, and we and our subsidiaries may not sell some Unilever products, such as general cleaning products, whether directly or as an agent for Unilever, in any channels of trade that are not exclusively institutional and industrial. The Replacement Agreements carve out these restricted channels of trade and products from our sales agency and license arrangements and allow Unilever to make sales associated with these channels of trade and products directly or indirectly. Our agreements with SCJ do not affect our ability to sell products on behalf of Unilever in exclusively institutional and industrial channels of trade.

Unless extended, each of the Replacement Agreements will expire on December 31, 2017. A termination of any Replacement Agreement will result in the termination of each of the other Replacement Agreements. In addition, Unilever can terminate the Replacement Agreements by region if sales drop below 75% of targeted sales for such region for a given year. Unilever may also terminate the Replacement Agreements for specified other reasons, including breach, insolvency and specified changes of control.

Upon the expiration of the Prior Agency Agreement, we and our affiliates would have been entitled to receive an additional fee of approximately $117 million, which we refer to as the Termination Fee. After adjustments for various items in accordance with the Umbrella Agreement, the Termination Fee has been carried forward under the Replacement Agreements and will be amortized over a ten-year period. The amortized Termination Fee will be available to us in the event of a sale or discontinuation of brands subject to the Replacement Agreements or in the event of a “no cause” termination of the Replacement Agreements.

The individual Replacement Agreements are described in further detail below.

New Agency Agreement

Under the New Agency Agreement, subject to limited exceptions, various of our subsidiaries are continuing to act as Unilever’s exclusive sales agents in the sale of professional packs of certain of Unilever’s consumer brand cleaning products to institutional and industrial end-users in Ireland, the United Kingdom, Portugal and Brazil. We and our subsidiaries have agreed not to act on behalf of any other third parties in the sale or promotion of those parties’ products in these markets if the products are similar to products we sell on behalf of Unilever as its agent, except with respect to sales of products for SCJ and its affiliates or under other arrangements with third parties existing on January 1, 2008.

In exchange for the sales agency services of our subsidiaries in those countries, which include sales, order processing and delivery, collection and after-sales technical support and customer care, Unilever will pay an agency fee to those subsidiaries. The agency fee will be determined separately for each territory. The agency fee, expressed as a percentage of the net proceeds of sales, covers specified pre-determined costs for that territory (based on historical data), plus a nominal markup. Pursuant to the Umbrella Agreement, if, in any given year, the markup for a territory is less than a specified percentage of EBITDA for such territory, then Unilever will pay us an additional bonus payment in an amount necessary to increase the markup to such percentage.

While the agency fee contemplates historical levels and rates of enforcement and collection of bad debts, we will be responsible for 100% of all bad debts, if any, in excess of these historical levels until the bad debt rate rises to twice as high as those historical levels, at which time the parties will begin to share equally the costs of those bad debts.

License Agreement

Under the License Agreement, subject to limited exceptions, we and various of our subsidiaries will act as Unilever’s exclusive licensee in the manufacture and sale of professional packs of certain of Unilever’s consumer brand cleaning products to institutional and industrial end-users in 31 countries. The size of the products that we and our subsidiaries may manufacture and sell is limited to certain pack sizes that are targeted to professional end-users. Unilever may modify the pack sizes to reflect changing market conditions. In exchange for the license, we and our subsidiaries will pay Unilever an initial royalty of 4% of the net proceeds of sales of the distributed products. Pursuant to the Umbrella Agreement, if, after the royalty payment, EBITDA for any territory in a given year is not allocated between us and Unilever in specified percentages, we or Unilever will make a profit sharing payment in the amount necessary to achieve such allocation. If the profit sharing payment exceeds a specified amount, the royalty rate will be adjusted prospectively to achieve the specified allocation of EBITDA in future years. The Umbrella Agreement also establishes caps and floors for the royalty rate and the profit sharing payments.

Umbrella Agreement

Under the Umbrella Agreement, we and various of our subsidiaries have entered into distribution agreements with Unilever under which we and those subsidiaries will act as distributors of consumer packs of certain of Unilever’s consumer brand cleaning products to institutional and industrial end-users in 31 countries. The terms of such distribution agreements are set forth in the Umbrella Agreement and are based, in part, on Unilever’s distribution arrangements outside of institutional and industrial channels of trade.

In addition, the Umbrella Agreement provides a framework, including compensation levels, for the New Agency Agreement and the License Agreement, and governs the transition between the Prior Agency Agreement and the Replacement Agreements, including the repayment of funds advanced by Unilever under the Prior Agency Agreement.

Intellectual Property Agreements

Retained Technology License Agreement

In connection with the acquisition of the DiverseyLever business, we entered into a retained technology license agreement with Unilever, which we refer to as the Retained Technology License Agreement, under which Unilever has granted us a license of the patents, design rights, copyrights and know-how used in the DiverseyLever business, during the period from July 1, 2000 through May 3, 2002, but that were retained by Unilever. The patents, design rights, copyrights and know-how that were retained by Unilever are those patents, design rights, copyrights and know-how that were either used in Unilever’s businesses, in addition to the DiverseyLever business, or are those specified patents that are the subject of retained litigation or license agreements that restrict assignments. These specified patents are referred to as the restricted patents. Under the Retained Technology License Agreement, Unilever has granted us:

•

a nonexclusive, royalty-free, worldwide, perpetual license (with a right to freely sublicense) of the proprietary know-how, trade secrets, unregistered design rights and copyrights used in the DiverseyLever business at any time during the period from July 1, 2000, through May 3, 2002, and owned by Unilever on May 3, 2002;

•

a nonexclusive, royalty-free, worldwide, perpetual license of specified Unilever patents in the professional market (with rights to sublicense to our subsidiaries and affiliates and to the extent sublicenses were in effect in the DiverseyLever business on May 3, 2002); and

•	a nonexclusive, royalty-free, perpetual license of the restricted patents for all purposes, with a right to freely sublicense.

The licenses to use Unilever’s intellectual property described above are irrevocable, subject to various exceptions described in the Retained Technology License Agreement. Unilever’s ability to grant any further licenses of the patents in the professional market prior to May 2, 2005 was subject to specified conditions in the Retained Technology License Agreement, and Unilever has agreed not to grant any further licenses of the restricted patents for any purpose, except to the extent necessary to resolve certain specified litigation. Unilever has also agreed not to engage in any acts that would infringe on the restricted patents.

With respect to each licensed patent, the license granted will terminate with the expiration of the particular patent, unless the patent is terminated or held invalid sooner. The license granted with respect to know-how, unregistered design rights and copyrights will exist until terminated by us. We may terminate the Retained Technology License Agreement at any time by providing written notice to Unilever. Unilever may terminate the patent licenses granted to us if we challenged the validity of, or Unilever’s ownership of, any of its patents licensed under the Retained Technology License Agreement or if we are in material or persistent breach of any provision of the Retained Technology License Agreement and, if the breach is curable, have not cured the breach within ten business days after receipt of notice of the breach.

Transferred Technology License Agreement

On May 3, 2002, we entered into a transferred technology license agreement with Unilever, which we refer to as the Transferred Technology License Agreement, under which we have granted a license to Unilever to use specified intellectual property rights (other than patents and registered designs) and specified patents and registered designs that were transferred to us as part of the acquisition. Under the Transferred Technology License Agreement, we have granted to Unilever:

•

a nonexclusive, irrevocable, royalty-free, worldwide, perpetual license of such specified intellectual property rights (other than patents and registered designs) (with a right to freely sublicense), provided that Unilever may use the trademarks included therein only in relation to goods and services in respect of, and only in countries in, which the trademarks were used on May 3, 2002; and

•

a nonexclusive, irrevocable, royalty-free license of the specified patents and registered designs in the consumer brands business of Unilever and for developing, manufacturing, marketing, distributing, keeping, importing and selling specified products permitted under the Transferred Technology License Agreement.

With respect to each licensed patent, the license will terminate upon the expiration of the particular patent, unless the patent is terminated or held invalid sooner. The license granted with respect to copyrights, unregistered design rights and know-how will exist until terminated by Unilever. Unilever may terminate the Transferred Technology License Agreement at any time upon providing written notice to us. We may terminate the license of the transferred patents if:

•	Unilever challenges the validity of our ownership of any of the transferred patents;

•

Unilever is in material or persistent breach of a provision of the Transferred Technology License Agreement and, if the breach is curable, has not cured the breach within ten business days after receipt of notice of the breach; or

•	a specified insolvency-related event involving Unilever is commenced or occurs.

Dispensed Products License Agreement

On May 3, 2002, we entered into a dispensed products license agreement with Unilever, which we refer to as the Dispensed Products License Agreement, under which Unilever has granted us a license to use the trademarks, patents and know-how relating to the products we and our subsidiaries sell for use in our cleaner dispensing systems. Under the Dispensed Products License Agreement, Unilever has granted us:

•

a nonexclusive license (with the right to sublicense only to our subsidiaries and affiliates) to use in specified countries (in accordance with Unilever’s guidelines on use) the relevant trademarks on the corresponding dispensed products manufactured and packed in accordance with Unilever’s technical specifications;

•

a nonexclusive license (with right to sublicense only to our subsidiaries and affiliates) of the patents and know-how relevant to the dispensed products in specified countries to use, keep, produce for sale, make, offer and import for sale and sell the corresponding dispensed products manufactured and packed in accordance with Unilever’s technical specifications and under its trademarks.

Under the Dispensed Products License Agreement, we pay to Unilever a royalty of 4% of the net sales of the dispensed products. We may not use the licensed trademarks, patents or know-how other than in the same manner and for the same purposes as they were used in the DiverseyLever business prior to May 3, 2002. For the fiscal years ended December 31, 2008, December 28, 2007 and December 29, 2006, we paid an aggregate of $0.8 million, $0.9 million and $0.9 million, respectively, to Unilever under the Dispensed Products License Agreement.

The initial term of the Dispensed Products License Agreement terminated on May 2, 2007 but the agreement automatically renews for successive one year periods. Either party may terminate the Dispensed Products License Agreement or the licenses granted under the agreement by providing six months’ written notice prior to any anniversary of the Dispensed Products License Agreement. The Dispensed Products License Agreement has been extended to May 2, 2010. In addition, Unilever may terminate the Dispensed Products License Agreement if:

•	We challenge the validity of or Unilever’s ownership of any rights or registrations in or in relation to any of the licensed rights;

•

We are in breach of the provisions of the Dispensed Products License Agreement that relate to the use of the trademarks and formulation rights and quality control or have failed to implement any reasonable suggestions from Unilever related to the preparation, packaging, storage and handling of the dispensed products;

•

We are in material or persistent breach of a provision of the Dispensed Products License Agreement and, if the breach is curable, have not cured the breach within 15 business days after receipt of notice of the breach;

•	We have a change of control; or

•	A specified insolvency-related event involving us is commenced or occurs.

Supply Agreements

In connection with the DiverseyLever acquisition, we entered into two supply agreements with Unilever, each of which we refer to singly as a Unilever Supply Agreement and which we refer to collectively as Unilever Supply Agreements. Under these agreements, we and Unilever, through the members of our respective groups, manufacture, pack, store and ship products for each other. Under one of the Unilever Supply Agreements, we act as the supplier and Unilever serves as the customer, and under the other Unilever Supply Agreement the roles are reversed. With the exception of this role reversal and the factories involved, the products that are supplied and some other less significant differences included in the Unilever Supply Agreement under which we act as supplier based on the integration of the DiverseyLever business with us, the two Unilever Supply Agreements are identical.

The Unilever Supply Agreements provide for the supply of all products that Unilever and the DiverseyLever business supplied to one another during the period immediately preceding the closing date of the acquisition. Prices are based on the provisions relating to pricing and terms of payment that existed between Unilever and the DiverseyLever business prior to closing, subject to revision by agreement of the parties.

Each Unilever Supply Agreement remains in effect as to a particular product until that product will not be supplied any longer. We and Unilever may terminate either Unilever Supply Agreement in part or in its entirety in the event of an unremedied serious or persistent breach by the other party, upon a change in control or for any reason on the giving of six months’ written notice. Further, we or Unilever may terminate a particular order upon a breach of the terms of the order that remains uncured for a specified period. Finally, the customer under either Unilever Supply Agreement may terminate the agreement as to products supplied at a particular factory if the supplier does not implement reasonable suggestions that the customer makes, taking into account standards used in the supply of the products in the period immediately prior to the closing of the acquisition, after visiting that factory. With effect from January 1, 2008, the two Unilever Supply Agreements were amended to take into account the transition from Prior Agency Agreement, under which we and our subsidiaries arranged for the sale by Unilever affiliates of Unilever branded products, to the License Agreement, under which we and our subsidiaries would sell such products for our own account. In addition, with respect to our European operations, among other things, these amendments imposed certain restrictions on the rights of Unilever and us to terminate Unilever’s supply of such products for three years. For the fiscal years ended December 31, 2008, December 28, 2007 and December 29, 2006, we paid Unilever an aggregate of $65.0 million, $20.5 million and $16.3 million, respectively (excluding inventories associated with the sales agency agreement), and Unilever paid us an aggregate of $26.2 million, $46.9 million and $48.2 million, respectively, under the Unilever Supply Agreements.